 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1998

                                                      REGISTRATION NO. 333-65929

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                      CREATIVE MASTER INTERNATIONAL, INC.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                          CASEY IND. BLDG., 8TH FLOOR
                           18 BEDFORD RD., TAIKOKTSUI
                               KOWLOON, HONG KONG
                                (852) 2396-0147
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

              DELAWARE                           3944                         11-2854355
   (STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                               CARL KA WING TONG
                          CASEY IND. BLDG., 8TH FLOOR
                           18 BEDFORD RD., TAIKOKTSUI
                               KOWLOON, HONG KONG
                                (852) 2396-0147
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                --------------

                                   COPIES TO:
          DALE E. SHORT, ESQ.                    MARK A. KLEIN, ESQ.
        STEPHANIE GRANATO, ESQ.               KATHERINE J. BLAIR, ESQ.
 TROY & GOULD PROFESSIONAL CORPORATION      FRESHMAN, MARANTZ, ORLANSKI,
  1801 CENTURY PARK EAST, 16TH FLOOR               COOPER & KLEIN
     LOS ANGELES, CALIFORNIA 90067               9100 WILSHIRE BLVD.
            (310) 553-4441                    EIGHTH FLOOR, EAST TOWER
          FAX: (310) 201-4746              BEVERLY HILLS, CALIFORNIA 90212
                                                   (310) 273-1870
                                                 FAX: (310) 274-8293

                                --------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT YET COMPLETE, AND IT MAY + +BE SUPPLEMENTED OR AMENDED IN THE FINAL VERSION. A REGISTRATION STATEMENT + +RELATING TO THE SECURITIES DESCRIBED IN THIS PROSPECTUS HAS BEEN FILED WITH + +THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES, OR +
+ACCEPT OFFERS TO BUY THEM, UNTIL THE REGISTRATION STATEMENT BECOMES           +
+EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE + +ARE NOT SOLICITING OFFERS TO BUY THEM. THESE SECURITIES WILL NOT BE SOLD IN + +ANY STATE WHERE THEIR OFFER OR SALE, OR SOLICITATIONS OF OFFERS TO BUY THEM, + +WOULD BE UNLAWFUL PRIOR TO THEIR REGISTRATION OR QUALIFICATION UNDER THE +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED DECEMBER 10, 1998

                                   PROSPECTUS

                           [LOGO OF CREATIVE MASTER
                               INTERNATIONAL, INC.]
                        1,600,000 SHARES OF COMMON STOCK

                                 $    PER SHARE

                                ---------------

Creative Master International, Inc. is an independent manufacturer of collectible-quality, die-cast replicas of cars, trucks, buses and other items. Of the 1,600,000 shares of common stock being offered, we are offering 1,525,276 shares. Three of our stockholders are offering an additional 74,724 shares.

Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "CVMI," but there is no active trading market for the common stock. Before this offering we and Cruttenden Roth Incorporated will negotiate the public offering price of the common stock. We currently estimate that the public offering price for the common stock will range between $6.00 and $8.00 per share. We have received approval, subject to notification, to list the common stock on the Nasdaq National Market under the proposed symbol "CMST."

Your investment in the common stock involves a high degree of risk. Before investing in the common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 7.

                      THE OFFERING              PER SHARE TOTAL
                      ------------              --------- -----
         Public Offering Price.................
         Underwriting Discounts and Commis-
          sions................................
         Proceeds to Creative Master...........
         Proceeds to Selling Stockholders......

                                ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

                                ---------------

One of our stockholders has granted the underwriters of this offering a 45-day option to purchase an additional 240,000 shares of common stock to cover any over-allotments. We will not receive any proceeds from the sale of common stock by that selling stockholder in the event the over-allotment option is exercised.

                                ---------------

                                CRUTTENDEN ROTH
                                  INCORPORATED

                                ---------------

             THE DATE OF THIS PROSPECTUS IS DECEMBER  , 1998.

                               INSIDE FRONT COVER
          [Collage of magazine covers showing the Company's products.]

                                      GATE
                     [Foldout -- Replicas of classic cars.]

                               PROSPECTUS SUMMARY

The following is a summary of the more detailed information and financial statements appearing elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

                      CREATIVE MASTER INTERNATIONAL, INC.

Our Business............  We are an independent manufacturer of collectible-
                          quality die-cast replicas of cars, trucks and buses
                          and other items. We offer customers turnkey product
                          development and manufacturing capabilities. When
                          applied to a manufacturer, the term "turnkey" means
                          that the manufacturer assumes total responsibility
                          from design to completion of the product. In our
                          case, this includes complete sourcing of raw
                          materials, engineering, assembly, quality control and
                          final packaging of die-cast products in commercial
                          quantities.

Our Products ...........  Die-cast collectibles are distinguishable from die-
                          cast toys by their authentic design, exacting
                          engineering and attention to detail, including
                          abundant use of identifiable brand names, logos and
                          other licensed marks. The die-cast replicas we
                          manufacture are 1/12th to 1/64th scale and include as
                          many as 450 parts, including numerous moveable parts.
                          They are marketed and distributed by our customers
                          primarily to collectors, hobbyists and other vehicle
                          enthusiasts at retail prices ranging from $20 to
                          $200.

Our Customers...........  Our customers are U.S. and European marketers and distributors of vehicle replicas and other
                          collectibles, including Danbury Mint, Mattel,
                          Hallmark Cards and Action Performance.

Our Industry............  According to Unity Marketing, an independent research firm, U.S. consumer sales of die-cast collectibles
                          were approximately $753 million in 1997, which was
                          47% more than in 1996. The BIS Ltd., a European
                          market analysis company, estimates that the European
                          consumer retail market for die-cast collectibles was
                          approximately $200 million in 1997.


Our Strategy..........    Our mission is to provide the highest level of
                          product quality and customer service among
                          independent manufacturers of collectible die-cast
                          replicas. Key elements of our strategy are to:

                          . Manufacture Collectible-Quality, Die-Cast Products.

                          . Carefully Manage Growth/Focus on Quality Customers.

                          . Increase the Diversity of Customers, Products and
                            Market Segments Served.

                          . Pursue Product Development Opportunities.

                          . Invest in Plant, Equipment and Employees.

Our Manufacturing
Operations..............  Our manufacturing operations are conducted through
                          Creative Master Limited, our wholly-owned Hong Kong
                          subsidiary, and its subsidiaries. Our production
                          facilities are located in the Dongguan region of
                          Guangdong Province, China, approximately 60 miles
                          northwest of Hong Kong.

Our Principal Offices...  Our principal executive offices are located at Casey
                          Ind. Bldg., 8th Floor, 18 Bedford Rd., Taikoktsui,
                          Kowloon, Hong Kong, and our telephone number is 852-
                          2396-0147. We are a Delaware corporation.

                                  THE OFFERING

Shares Outstanding......  We have approximately 3,749,810 shares of common stock outstanding.

Shares Offered..........  We are offering 1,525,276 of the 1,600,000 shares of common stock being offered and three of our
                          stockholders are offering the balance of 74,724
                          shares. There will be a total of approximately
                          5,275,086 shares of common stock outstanding after
                          this offering. Another of our stockholders has
                          granted the underwriters of this offering a 45-day
                          option to purchase 240,000 shares of common stock to
                          cover any over-allotments.

Use of Proceeds.........  We will use the net proceeds of this offering primarily to expand and improve our Chinese
                          manufacturing facilities. See "Use of Proceeds" for a
                          more detailed and complete explanation. We will not
                          receive any proceeds from the sale of stock by the
                          selling stockholders.



Financial Information
Presented in U.S.
Dollars.................  All of our sales are denominated either in U.S.
                          dollars or Hong Kong dollars. Our expenses are
                          denominated primarily in Hong Kong dollars and
                          renminbi, the Chinese currency, the basic unit of
                          which is the yuan. All financial information in this
                          prospectus is presented in U.S. dollars.


Trademarks Not Owned by
Company.................  This prospectus refers to certain trademarks or servicemarks of other companies. We do not own or
                          have any rights to any of these marks.

Forward-Looking
Statements..............  This prospectus contains statements that we believe are foward-looking statements within the meaning of
                          the federal securities laws. These include statements
                          about our expectations, beliefs, intentions or
                          strategies for the future, which we indicate by words
                          or phrases such as "anticipate," "expect," "intend,"
                          "plan," "will," "we believe," "the company believes,"
                          "management believes" and similar language. The
                          forward-looking statements are based on our current
                          expectations and are subject to certain risks,
                          uncertainties and assumptions, including those set
                          forth in the risk factors and under "Management's
                          Discussion and Analysis of Financial Condition and
                          Results of Operations" and "Business." Our actual
                          results may differ materially from results
                          anticipated in these forward-looking statements. We
                          base our forward-looking statements on information
                          currently available to us, and we assume no
                          obligation to update them.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

                       (IN THOUSANDS, EXCEPT SHARE DATA)

The summary financial data set forth below have been derived from our audited and unaudited financial statements included in this prospectus beginning on page F-1. Since we had no outstanding stock options or convertible securities during the periods shown, basic and diluted net income (loss) per common share were the same for all periods.

                                                            NINE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                          -------------------------------  -------------------
                            1995       1996       1997       1997      1998
                          ---------  ---------  ---------  --------- ---------
STATEMENT OF OPERATIONS
 DATA:
Net sales................ $   9,982  $  14,054  $  16,211  $  13,090 $  24,129
Cost of goods sold.......     7,878      9,782     12,703     10,466    18,303
Gross profit.............     2,104      4,272      3,508      2,624     5,826
Selling, general and ad-
 ministrative expenses...     2,394      2,552      1,921      1,964     3,070
Interest expense, net....        88        140        104         84       191
Other income (expenses),
 net.....................       (96)      (567)      (137)       150       231
Income (loss) before in-
 come taxes and minority
 interests...............      (507)       969      1,000        689     2,803
Net income (loss)........      (559)       815        788        561     2,074
                          ---------  ---------  ---------  --------- ---------
Net income (loss) per
 common share............ $   (0.16) $    0.23  $    0.22  $    0.16 $    0.55
                          =========  =========  =========  ========= =========
Weighted average number
 of common shares
 outstanding............. 3,604,500  3,604,500  3,605,296  3,604,500 3,749,810
                          =========  =========  =========  ========= =========

                                                                  AS OF
                                                 AS OF     SEPTEMBER 30, 1998
                                              DECEMBER 31, -------------------
                                                  1997     ACTUAL  AS ADJUSTED
                                              ------------ ------- -----------
BALANCE SHEET DATA:
Cash and cash equivalents....................   $   471    $   889   $ 3,937
Working capital (deficit)....................      (829)       238     3,762
Total assets.................................    10,499     15,689    22,505
Long-term obligations--capital lease, non-
 current portion.............................       266        502       --
Stockholders' equity.........................     2,739      4,813    13,587

  The numbers in the column captioned "As Adjusted" under the heading "As of September 30, 1998" have been adjusted to reflect our sale of 1,525,276 shares of common stock at an assumed public offering price of $7.00 per share and our application of the estimated net proceeds. See "Use of Proceeds" for a more detailed description of how we will use the net proceeds.

  Cash and cash equivalents as shown in the "Balance Sheet Data" includes bank balances of approximately $72,000 at December 31, 1997 and approximately $472,000 at September 30, 1998 that are pledged to secure our bank credit facilities.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

DEPENDENCE ON IMPORTANT CUSTOMERS

Our business is concentrated among a limited number of customers. In 1997, sales to Danbury Mint, a subsidiary of MBI, accounted for approximately 64.2% of our net sales and sales to Mattel Vendor Operations Ltd. and Tyco Hong Kong Limited, subsidiaries of Mattel, totaled approximately 20.4% of net sales. In 1997, we sought to diversify our customer base and our efforts resulted in several new customers in 1998, including Hallmark Cards. Despite our diversification efforts, for the nine months ended September 30, 1998, sales to Danbury Mint accounted for approximately 37.3% of our net sales and sales to Mattel accounted for approximately 25.2% of our net sales. We expect that we will continue to depend on sales to Danbury Mint and Mattel. If we lose any one of our major customers, particularly Danbury Mint or Mattel, our business, financial condition and results of operations would be materially adversely affected.

CONDUCTING BUSINESS IN CHINA

Our manufacturing facilities are located in the Dongguan region of Guangdong Province, China, approximately 60 miles northwest of Hong Kong. Therefore, we are subject to certain inherent risks of doing business in China.

INTERNAL POLITICAL RISKS. Our manufacturing operations and assets in China are subject to significant political and economic uncertainties. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

LOSS OF CHINESE FACILITIES. We conduct all of our manufacturing operations in China through a Chinese limited liability company with a local Chinese partner. The legal existence of this Chinese subsidiary expires in 2006, and we have no assurance that it will be extended. If we cannot extend the legal existence, or we were otherwise required to move our manufacturing operations outside of China, our profitability, competitiveness and market position could be materially adversely affected. Furthermore, there is no assurance that we could continue our manufacturing operations.

FOREIGN CORRUPT PRACTICES ACT. We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices are common in China. We have attempted to implement safeguards to prevent losses from such practices and to discourage such practices by our employees and agents. There is no assurance, however, that we will not suffer such losses or that our employees or other agents will not engage in such conduct for which we might be held responsible.

LACK OF REMEDIES AND IMPARTIALITY UNDER CHINESE LEGAL SYSTEM. Unlike the U.S., China has a civil law system based on written statutes in which judicial decisions have little precedential value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

NON-RENEWAL OF BUSINESS LICENSES. Our activities in China require business licenses. This requires a review and approval of our activities by various national and local agencies of Chinese government. There can be no assurance that the Chinese government will continue to approve of our activities or grant or renew our licenses. Our inability to obtain needed approvals or licenses would have a material adverse effect on our business, financial condition and results of operations.

NEGATIVE EFFECTS OF TRADE DISPUTES BETWEEN THE U.S. AND CHINA. China currently enjoys Most-Favored-Nation status from the U.S., under which the U.S imposes the lowest applicable tariffs on Chinese exports to the U.S. The U.S. annually reconsiders whether it should renew Most-Favored-Nation trading status for China. In the past, the U.S. has had disputes with China relating to trade and human rights issues and has considered imposing trade sanctions against China, including the non-renewal of Most-Favored-Nation status. There can be no assurance that the U.S. will renew the Most-Favored-Nation status with China in future years or will not impose trade sanctions against China that involve collectibles such as those we manufacture. Either event would cause an increase in the cost of our products to our customers. This, in turn, could result in lower demand for our manufacturing services by our U.S. customers and materially adversely affect our business, financial condition and results of operations.

NON-RENEWAL AND ENFORCEMENT OF LEASES OF CHINESE FACILITIES. We operate our Chinese factories under tenancy agreements with local Chinese government agencies that expire between May 1999 and June 2006. We also lease dormitory facilities under similar tenancy agreements that expire between December 1998 and February 2000. The factories and dormitories that we are building will be leased under similar agreements. The continuance and renewal of our tenancy agreements and operations at our Chinese facilities depend on our relationship with the local government. Our operations and prospects will be materially adversely affected if the local government fails to honor the tenancy agreements. We also may have difficulty enforcing our rights under the tenancy agreements in China.

UNRECOVERABLE PROPERTY DAMAGE LOSSES. By U.S. standards, fire fighting, disaster relief and assistance and other infrastructure is relatively undeveloped in the Dongguan region of China, where our manufacturing facilities are located. We currently maintain approximately $7,800,000 of property damage insurance covering our manufacturing facilities. We have no business interruption insurance. Material damage to, or the loss of, our manufacturing facilities due to fire, severe weather, earthquake or other causes, even if insured against, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we may not be able to find suitable alternative facilities if any of our factories were destroyed or become inoperable for any reason.

NEGATIVE CHANGES IN POLITICAL OR ECONOMIC CONDITIONS RESULTING FROM TRANSFER OF SOVEREIGNTY OVER HONG KONG

There can be no assurance that the political, economic or commercial conditions in Hong Kong will remain stable or that the transfer of sovereignty over Hong Kong will not have a material adverse effect on our business, financial condition or results of operations. We maintain headquarters in Hong Kong and conduct substantially all of our administrative and sales operations there. The United Kingdom transferred sovereignty over Hong Kong to China on July 1, 1997, and Hong Kong became a Special Administrative Region of China. According to the Basic Law of Hong Kong, Hong Kong will have a high degree of autonomy for 50 years, except as to foreign affairs and defense. Given the lack of precedent for interpreting and enforcing this new law, there is some uncertainty about its effect on our business.

INSTABILITY OF CUSTOMER BASE RESULTING FROM INDUSTRY CONSOLIDATION

Our loss of one or more important customers because of industry consolidation would have a material adverse effect on our business, financial condition and results of operations. The die-cast collectibles industry is fragmented and there appears to be a trend toward consolidation among marketers and distributors of collectibles. In the fourth quarter of 1997, Mattel acquired Tyco Hong Kong Limited, which accounted for approximately 5.6% of our net sales in 1997. In 1998, Action Performance Companies, Inc., a marketer and distributor of NASCAR die-cast replicas and related products, acquired Brookfield Collectors Guild and a controlling interest in Paul's Model Art, two of our customers. We believe that both Mattel and Action Performance currently intend to continue the business relationships we have developed with these customers. However, the change in ownership of these customers may adversely affect our ongoing relationship with them.

CONCENTRATION OF CREDIT RISK

Our working capital position, financial condition and results of operations depend heavily on the creditworthiness of our five largest customers - Danbury Mint, Mattel (including Tyco), Brookfield Collectors Guild, Corgi Classic Cars and Hallmark, which accounted for approximately 78% of our accounts receivable at September 30, 1998. These same five customers accounted for approximately 92% of our accounts receivable at December 31, 1997. If one or more of these customers does not pay us, our business, financial condition and results of operations could be materially adversely affected.

DEPENDENCE ON INTRODUCTION OF NEW PRODUCTS BY CUSTOMERS; LACK OF MARKET
ACCEPTANCE

Our operating results and growth in net sales depend substantially upon our customers' ability to develop and market new products and upon continuing market acceptance of our customers' products. Our customers' failure or delay in introducing new products could impair our results of operations and limit our future growth. Changes in consumer tastes affect the market for die-cast collectibles. Die-cast collectible products typically have limited life cycles and our customers may discontinue them at any time. Accordingly, there can be no assurance that our customers' products will achieve or maintain market acceptance.

INCREASED DIFFICULTIES IN COMPETING

There can be no assurance that we will be able to compete successfully. We face significant competition from toy companies and other independent manufacturers of die-cast products with manufacturing facilities located primarily in China. There also are no significant barriers to entering the die-cast manufacturing business, and if the market for die-cast collectibles continues to grow, we expect increased competition from other industry participants. Many of our existing and potential competitors have significantly greater financial, technical, manufacturing and marketing resources than we do.

LACK OF TRADE SECRET PROTECTION

We may not have adequate protection in the event an officer or employee leaves our employ and goes into competition with us. Our executive officers and key employees are not subject to noncompetition agreements or similar contractual obligations protecting the confidentiality of our trade secrets or other information.

LOSS OF CUSTOMERS RESULTING FROM CUSTOMER MANUFACTURING CAPABILITIES

Certain customers, including Mattel and Road Champ, manufacture and distribute their own die-cast products in addition to marketing die-cast products that we manufacture for them. Action Performance has a close business relationship with a large, independent die-cast manufacturer that competes with us. There can be no assurance that we will be able to continue our relationships with these customers, or that other customers will not develop their own manufacturing capabilities, thereby reducing or eliminating their need for our services. Such events could have a material adverse effect on our business, financial condition and results of operations.

OUR GROWTH MAY BE LIMITED BY CAPACITY AT PRODUCTION FACILITIES

If we were unable to increase capacity on a timely basis and on commercially reasonable terms, our growth would be materially adversely effected. Our ability to grow is a function of our manufacturing capacity. Our manufacturing facilities are currently operating at or near capacity. We are in the process of building two new factories, the first of which we expect to become operational by the end of 1998. We intend to use a portion of the net proceeds of this offering to pay for the cost of constructing and equipping these new factories. We expect to continue to require additional manufacturing capacity in the near future.

FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS

We use a variety of paints and oils in the manufacture and detailing of our die-cast collectibles. We have established procedures for the proper storage, use and disposal of such materials. To our knowledge, we have complied with all environmental regulations applicable to our business. The failure to comply with such regulations or to pass annual inspections at our facilities, however, could materially adversely affect our business, results of operations and financial condition.

CLOSING OF FACILITIES; FLUCTUATING RESULTS

Our production and net sales during the first quarter of each year have historically been lower than in other quarters, because in keeping with Chinese customs, each year we close our facilities for two weeks during the month of January or February to celebrate the Chinese New Year holidays. We expect this trend to continue in future years. The shutdown of our operations for two weeks delays our responsiveness to customer orders and shipments in the initial weeks of the year. The inability to meet certain time schedules, even for short periods, could negatively impact our competitiveness for customer business. The loss of customers for a single project increases the likelihood of losing additional projects from such customers, which, if it occurred, could have a material adverse affect on our business.

We also experience quarterly fluctuation in our sales due to the timing of customer orders and product shipments. In addition, we incur substantial tooling and other costs relating to the manufacturing of new products from three to nine months in advance of when we receive the first customer orders for new products. This long lead-time can contribute to fluctuations in our quarterly operating results.

LOSSES FROM CHANGES IN CURRENCY EXCHANGE RATES

Any material increase in the value of the Hong Kong dollar or yuan relative to the U.S. dollar would increase our expenses, and could have a material adverse effect on our business, financial condition and results of operations. All of our sales are denominated either in U.S. dollars or Hong Kong dollars. Our expenses are denominated primarily in Hong Kong dollars and renminbi, the Chinese currency, the basic unit of which is the yuan. Since 1983, the Hong Kong government has maintained a policy of linking the U.S. dollar and the Hong Kong dollar at an exchange rate of approximately HK$7.80 to U.S.$1.00. There can be no assurance that this link will be continued. In January 1994, the Chinese government established its current floating exchange rate system, which resulted in an approximately 35% devaluation of the renminbi against most major currencies and the yuan-to-U.S. dollar exchange rate has largely stabilized since that time.

In 1997, China's finance minister stated that if China failed to achieve its target 8% growth in 1998, this failure could affect the stability of the yuan against other currencies. Estimates of China's growth for 1998 are now between 4% and 7%, and there can be no assurance that the yuan will not be devalued against the U.S. dollar. A devaluation of the Hong Kong dollar or yuan relative to the U.S. dollar would be likely to reduce our expenses. However, any benefits we receive from a devaluation could be offset if the devaluation results in inflation or political unrest. Furthermore, if our sales in Europe increase, we may experience increased currency risk.

POTENTIAL SECONDARY EFFECTS OF MARKET DECLINE IN EAST ASIA

Several countries in East Asia, including Japan, South Korea, Thailand and Indonesia, have experienced significant devaluations of their currencies and declines in the value of their capital markets during the past twelve months. In addition, these countries have experienced a number of bank failures and consolidations. Hong Kong, where we conduct our sales and administrative activities, is in a recession. Because virtually all of our products are sold into the U.S. and Europe, which are not generally experiencing these declines, we believe that the economic situation in East

Asia will not materially affect the demand for our products. Furthermore, because most of our products are, or at our request may be, paid for in U.S. dollars, we believe that we are less susceptible to the effects of a possible devaluation in the Hong Kong dollar or the yuan. However, the decline in the currencies of East Asian countries may render our products less competitive if competitors in East Asia are able to manufacture competing products at a lower effective cost. There can be no assurance that our products will continue to be competitive with the products of competitors from these countries. Currency fluctuations or other effects of the economic downturn in East Asia also may have a material adverse effect on our business, financial condition and results of operations.

DETERMINATION OF PUBLIC OFFERING PRICE; RISK OF STOCK PRICE VOLATILITY

Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol "CVMI," but there is no active trading market for our common stock. See "Market Price for Common Stock and Dividend Policy" for a more detailed explanation of the trading market of our common stock. The public offering price of our common stock for this offering will be determined by negotiations with Cruttenden Roth Incorporated. It will not necessarily bear any relationship to prices of our common stock as quoted on the OTC Electronic Bulletin Board, our book value or other established criteria of value. The public offering price is likely to be substantially greater than the recent trading prices of common stock as quoted on the OTC Electronic Bulletin Board, and it is possible that prospective investors in this offering could purchase limited amounts of common stock in the over-the-counter market at prices below the public offering price. See "Underwriting" for a more detailed explanation of how the offering price of the common stock will be determined. In recent years and months, the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performances of specific companies, have had a substantial effect on the market price of stocks, particularly stocks of companies such as ours in the "small cap" category. It is also possible that our operating results will not meet the expectations of our public market analysts, which could have an adverse effect on the trading price of the common stock. Accordingly, the market price of the common stock may fluctuate substantially. There also is no assurance that the market price for the common stock will ever exceed the initial public offering price.

ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK DUE TO SALE OF ADDITIONAL SHARES

Future sales of common stock in the public market, or even the possibility of such sales, may adversely affect the market price of the common stock. There are approximately 3,749,810 shares of common stock outstanding before this offering, of which approximately 3,375,012 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933. All of these restricted shares of common stock will become eligible for resale under Rule 144 commencing December 30, 1998. See "Shares Eligible for Future Sale" for a more detailed description of the circumstances under which these restricted shares may be sold. Our directors and officers and the holders of an additional 229,488 outstanding shares have agreed not to sell any common stock for six months following completion of this offering without the prior written consent of Cruttenden Roth Incorporated.

DEPENDENCE ON CONTINUED SERVICES OF MESSRS. TONG AND KWOK

Our success depends to a significant extent upon the continued services of Carl Ka Wing Tong and Leo Sheck Pui Kwok. If we lose the services of either of these executives, our business could be materially adversely affected. Messrs. Tong and Kwok co-founded Creative Master Limited, our wholly-owned Hong Kong subsidiary, in 1986 and have continuously served as the Chief Executive Officer and Chief Operating Officer, respectively, since that time. Accordingly, Messrs. Tong and Kwok have unique experience, knowledge and expertise in our management and direction. They also have served as the principal contacts with our customers and have developed long-standing relationships with them, and we believe that their continued involvement with our customers is important to the maintenance of these relationships. We maintain "key person" life insurance of approximately $2,000,000 on Mr. Tong and approximately $1,500,000 on Mr. Kwok. However, there is no assurance that the proceeds of this insurance would be sufficient to compensate us for their loss.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

Before this offering, our directors, executive officers and principal stockholders beneficially owned approximately 90% of the outstanding shares of our common stock. Following this offering, they will own approximately 64% of our outstanding shares (or approximately 60% if the over-allotment option is exercised in full). Therefore, these stockholders will have the ability to control the election of our directors and most of our corporate actions.

IMMEDIATE AND SUBSTANTIAL DILUTION

If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of the common stock. We estimate this dilution to be approximately $4.56 per share, or approximately 65%, assuming an initial public offering price of $7.00 per share. See "Dilution" for a description of how this dilution was calculated.

AUTHORIZED PREFERRED STOCK

Before this offering, we will amend and restate our Certificate of Incorporation to authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock. The restated certificate will also authorize our board to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of any preferred stock may adversely affect the rights of holders of common stock. Our ability to issue preferred stock will give us flexibility concerning possible acquisitions and financings, but it could make it more difficult for a third party to acquire a majority of our outstanding voting stock. See "Description of Capital Stock--Preferred Stock" and "--Delaware Anti-Takeover Law and Certain Charter Provisions" for a more detailed description of provisions that could impede or prevent a change in our control or management.

                                USE OF PROCEEDS

The net proceeds to Creative Master International, Inc. ("Creative Master" or the "Company") from the sale of the 1,525,276 shares of common stock offered, after deducting underwriting discounts and commissions, the Underwriters' non-accountable expense allowance and other estimated offering expenses payable by the Company, are estimated to be $8,774,239. This assumes an initial public offering price of $7.00 per share. The Company will not receive any proceeds from the sale of shares by the selling stockholders. The Company expects to use the net proceeds of this offering as follows:

                                                          AMOUNT   PERCENTAGE
                                                        ---------- ----------
   Expansion and improvement of the Company's manufac-
    turing facilities(1)............................... $4,900,000     56%
   Payment of capital lease obligations(2).............    958,000     11
   Repayment of short-term bank debt(3)................  1,000,000     11
   Working capital and general corporate purposes(4)...  1,916,239     22
                                                        ----------    ---
     Total............................................. $8,774,239    100%
                                                        ==========    ===

--------
(1) Consists primarily of estimated costs of construction and build-out of the Company's fifth factory and related dormitory facilities and estimated capital expenditures for equipment, furniture and fixtures at the new facilities. Also includes the $300,000 estimated cost of purchasing new hand tools, jigs and fixtures. See "Business--Facilities and Planned Expansion" for a description of our expansion plans.
(2) Represents the payment or prepayment of the Company's capital lease obligations. See "Capitalization" and Note 12 of Notes to Consolidated Financial Statements for more details regarding these obligations. The Company does not expect to incur any significant premiums or penalties in connection with such prepayments.
(3) Consists of debt incurred under the Company's credit facilities with its bank lenders. See Note 11 of Notes to Consolidated Financial Statements for additional information about the Company's credit facilities.
(4) Amounts expended for working capital and general corporate purposes may include funding of research and development expenses as the Company expands its product development efforts.

The Company has credit facilities from multiple lenders which aggregated approximately $1,853,000 as of September 30, 1998. As of September 30, 1998, the Company had an aggregate outstanding balance under the credit facilities of $1,503,000. Borrowings under the facilities bear interest at rates ranging from the Hong Kong "prime" lending rate, plus 1.5% to 4.3%, to the U.S. "prime" lending rate, plus 2.3%. All of the Company's credit facilities may be terminated by the respective lenders at any time. There are no regularly scheduled repayments under the facilities, and the Company pays down the facilities from time-to-time based upon its available cash and in consultation with its lenders.

The Company secures its obligations under the credit facilities with its bank deposits as well as personal guarantees by Messrs. Tong and Kwok, the corporate guarantee of Acma Strategic Holdings Limited and a standby letter of credit from its corporate parent, Acma Ltd., and a mortgage on certain property owned by Mr. Tong. In addition, borrowings under certain of the facilities that are used to finance the purchase of goods are secured by those goods. See "Transactions Involving Officers, Directors and Principal Stockholders-- Guarantees of Company Debt" and Note 19 to Notes of Consolidated Financial Statements for more details regarding the guarantees and collateral securing the Company's credit facilities.

The Company may use a portion of the proceeds allocated for working capital and general corporate purposes to acquire compatible businesses or enter into strategic alliances with other companies. Other than the planned expansion and improvement of its Chinese manufacturing facilities and its recent product development arrangement with Alterscale, a company engaged in the development of collectible marine replicas, the Company has no current agreements, commitments or arrangements with respect to any proposed acquisition, joint venture or strategic alliance, and there is no assurance that any acquisitions, joint ventures or strategic alliances will be made in the future.

Prior to their use, the Company will invest the net proceeds of this offering in short-term, high-grade interest-bearing investments or accounts.

               MARKET PRICE FOR COMMON STOCK AND DIVIDEND POLICY

The Company's common stock is quoted on the OTC Electronic Bulletin Board under the symbol "CVMI." Trading in the common stock has been limited and sporadic, however, and there is no active trading market for the common stock. The Company has received approval, subject to notification, to list the common stock on the Nasdaq National Market under the proposed symbol "CMST."

  The following are the high and low bid prices of the Company's common stock as quoted on the OTC Electronic Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                    HIGH   LOW
                                                                    ----- -----
     FISCAL 1996
     Quarter Ended March 31, 1996.................................. N/A   N/A
     Quarter Ended June 30, 1996................................... N/A   N/A
     Quarter Ended September 30, 1996.............................. $0.13 $0.13
     Quarter Ended December 31, 1996............................... $7.09 $0.13
     FISCAL 1997
     Quarter Ended March 31, 1997.................................. N/A   N/A
     Quarter Ended June 30, 1997................................... $0.27 $0.27
     Quarter Ended September 30, 1997.............................. N/A   N/A
     Quarter Ended December 31, 1997............................... $2.67 $0.27
     FISCAL 1998
     Quarter Ended March 31, 1998.................................. $0.27 $0.27
     Quarter Ended June 30, 1998................................... $0.03 $0.03
     Quarter Ended September 30, 1998.............................. $0.69 $0.69
     Quarter Ending December 31, 1998 (through December 9, 1998)... $1.35 $0.68

As of December 10, 1998, there were approximately 1,200 record holders of the common stock.

The Company has not paid any cash dividends on the common stock, and it currently intends to retain any future earnings to fund the development and growth of its business. The dividend payable reflected on the Company's consolidated balance sheets included in this prospectus represent dividends declared by Creative Master Limited, the Company's wholly-owned Hong Kong subsidiary, prior to the exchange reorganization on December 30, 1997. For more information about this exchange reorganization, see "Capitalization--Additional Information About Financial Presentation." These dividends will be paid by the Company in the future at the Company's discretion.

Dividends receive favorable tax treatment in Hong Kong and other non-U.S. jurisdictions where the Company's principal stockholders reside, and the Company may pay cash dividends in the future. Any future determination to pay dividends will depend upon the Company's results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by the Company's Board of Directors. The Company's existing bank credit facilities restrict the payment of cash dividends.

                                    DILUTION

As of September 30, 1998, the net tangible book value of the Company was approximately $4,073,000, or $1.09 per share of common stock. Net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets, net of goodwill, less total liabilities) by the number of shares of common stock outstanding. Without taking into account any change in the Company's net tangible book value after September 30, 1998, assuming an initial public offering price of $7.00 per share and after deducting underwriting discounts and commissions, the underwriters' non-accountable expense allowance and other estimated offering expenses, the pro forma net tangible book value of the Company as of September 30, 1998 would have been approximately $12,847,000, or $2.44 per share. This represents an immediate increase in the net tangible book value of $1.35 per share to existing stockholders and an immediate dilution of $4.56 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $7.00
     Net tangible book value per share as of September 30, 1998.... $1.09
     Increase per share attributable to this offering.............. $1.35
   Pro forma net tangible book value per share after this
    offering.......................................................       $2.44
                                                                          -----
   Dilution to new investors.......................................       $4.56
                                                                          =====

The following table sets forth, on a pro forma basis as of September 30, 1998, the number of shares of common stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors in this offering. The information in the table assumes an initial public offering price of $7.00 per share:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
   Existing stockholders... 3,749,810   71.1% $ 4,813,000   31.1%     $1.28
   New investors........... 1,525,276   28.9% $10,677,000   68.9%     $7.00
                            ---------  -----  -----------  -----
     Total................. 5,275,086  100.0% $15,490,000  100.0%
                            =========  =====  ===========  =====

                                 CAPITALIZATION

The following table sets forth the short-term debt and capitalization of the Company as of September 30, 1998, and as adjusted as of that date to give effect to the Company's sale of 1,525,276 shares of common stock and its application of the estimated net proceeds and after deducting the underwriting discounts and estimated offering expenses payable by the Company. The information in the table assumes a public offering price of $7.00 per share. The information in the table should be read in conjunction with the more detailed consolidated financial statements and notes included elsewhere in this prospectus.

                                                             SEPTEMBER 30, 1998
                                                             -------------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                             -------- ----------
                                                               (IN THOUSANDS,
                                                             EXCEPT SHARE DATA)
SHORT-TERM DEBT:
  Short-term bank borrowings................................ $  1,503 $     503
  Capital lease obligations, current portion................      456       --
                                                             -------- ---------
                                                             $  1,959 $     503
                                                             ======== =========
LONG-TERM DEBT:
  Capital lease obligations, non-current portion............ $    502 $     --
  Minority interests........................................      387       387

STOCKHOLDERS' EQUITY:
  Common stock, $.0001 par value, 25,000,000 shares autho-
   rized, 3,749,810 shares issued and outstanding; 5,275,086
   shares issued and outstanding, as adjusted...............        1         1
  Preferred stock, $.0001 per value, 5,000,000 shares
   authorized, no shares issued and outstanding.............      --        --
  Additional paid-in capital................................    1,401    10,175
  Retained earnings.........................................    3,411     3,411
                                                             -------- ---------
    Total stockholders' equity..............................    4,813    13,587
                                                             -------- ---------
TOTAL CAPITALIZATION........................................ $  5,702 $  13,974
                                                             ======== =========

ADDITIONAL INFORMATION ABOUT FINANCIAL PRESENTATION

EXCHANGE REORGANIZATION. The Company acquired all of the capital stock of Creative Master Limited on December 30, 1997 in exchange for the issuance of 3,604,500 shares of its common stock to the shareholders of Creative Master Limited. The acquisition has been treated as a reverse acquisition, since Creative Master Limited is the continuing entity. On this basis, the Company's historical financial statements prior to December 30, 1997 represent the consolidated financial statements of Creative Master Limited. See Note 2 of Notes to Consolidated Financial Statements for more information about the exchange reorganization.

REVERSE STOCK SPLITS. The Company effected a 1-for-100 reverse stock split in May 1996 and in March 1998 the Board of Directors and stockholders of the Company approved a 1-for-10 reverse stock split which was effected in November 1998. Prior to completion of this offering, the Company will effect a further 3-for-4 reverse stock split. All share information in this prospectus gives retroactive effect to these reverse stock splits.

OPTIONS AND WARRANTS. Unless this prospectus indicates otherwise, all information presented in this prospectus assumes no exercise of the Underwriters' over-allotment option or the warrants to purchase 160,000 shares of common stock to be issued by the Company to Cruttenden Roth Incorporated, as more fully described under "Underwriting," or options outstanding or available for grant under the Company's 1998 Stock Option Plan. See "Management-- Compensation Pursuant to Plans" for a more detailed description of the option plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated statement of operations data for the years ended December 31, 1995, 1996 and 1997, and the following selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from the audited consolidated financial statements of the Company included elsewhere in this prospectus that have been audited by Arthur Andersen & Co. The following selected consolidated statement of operations data for the nine-month periods ended September 30, 1997 and 1998, and the following selected balance sheet data as of September 30, 1998 are derived from the unaudited consolidated financial statements of the Company that, in the opinion of management, contain all adjustments necessary for a fair presentation of such data. The following selected consolidated financial data have been prepared in accordance with U.S. generally accepted accounting principles. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere in the prospectus. The selected interim consolidated financial data presented below do not necessarily indicate the operating results or performance of the Company for the full year.

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                          ----------------------------------  -----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------- -----------
                                                              (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $    9,982  $   14,054  $   16,211  $   13,090  $   24,129
Costs of goods sold.....       7,878       9,782      12,703      10,466      18,303
                          ----------  ----------  ----------  ----------  ----------
Gross profit............       2,104       4,272       3,508       2,624       5,826
Selling, general and ad-
 ministrative
 expenses...............       2,394       2,552       1,921       1,964       3,070
Interest income.........         --          --          112         108          17
Interest expense........          88         140         216         192         208
Other income (expense),
 net....................         (96)       (567)       (137)        150         231
Gain on dilution of
 equity interest in a
 subsidiary.............         --          --          --          --           77
Reorganization ex-
 pense(1)...............         --          --          284         --          --
Amortization of good-
 will...................          33          44          62          37          70
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income taxes and
 minority interests.....        (507)        969       1,000         689       2,803
Provision for income
 taxes..................          52         154         130         128         359
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before mi-
 nority interests.......        (559)        815         870         561       2,444
Minority interests(2)...         --          --           82         --          370
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......  $     (559) $      815  $      788  $      561  $    2,074
                          ==========  ==========  ==========  ==========  ==========
Net income (loss) per
 common share(3)........  $    (0.16) $     0.23  $     0.22  $     0.16  $     0.55
                          ==========  ==========  ==========  ==========  ==========
Weighted average number
 of common shares
 outstanding(3).........   3,604,500   3,604,500   3,605,296   3,604,500   3,749,810
                          ==========  ==========  ==========  ==========  ==========

--------
(1) Represents the value of 229,488 shares of common stock transferred by Messrs. Tong and Kwok and Acma Strategic Holdings Limited to a consultant to the Company and other professional fees incurred by the Company for services rendered in connection with the exchange reorganization completed on December 30, 1997. For a further description, see Note 15 of Notes to Consolidated Financial Statements.
(2) Represents results of operations of certain of the Company's subsidiaries attributable to minority interests in the subsidiaries.
(3) During the periods shown, the Company had no outstanding stock options or convertible securities, and basic and diluted net income (loss) per common share were the same.

                                                AS OF                 AS OF
                                             DECEMBER 31,         SEPTEMBER 30,
                                        ------------------------  -------------
                                         1995     1996    1997        1998
                                        -------  ------  -------  -------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents(4)..........  $   126  $  435  $   471     $   889
Working capital (deficit).............   (1,064)   (471)    (829)        238
Total assets..........................    4,287   6,752   10,499      15,689
Capital lease obligations, non-current
 portion(5)...........................      186     245      266         502
Stockholders' equity..................    1,265   2,079    2,739       4,813

--------
(4) Includes bank balances of approximately $72,000 at December 31, 1997 and approximately $472,000 at September 30, 1998 that the Company has pledged to secure its obligations under its bank credit facilities.
(5) Except for capital lease obligations, the Company had no long-term obligations as of the dates shown.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this prospectus that are not purely historical statements that the Company believes to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Company's expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "the Company believes," "management believes" and similar words or phrases. The forward-looking statements are based on the Company's current expectations and are subject to certain risks, uncertainties and assumptions, including factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." The Company's actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

OVERVIEW

The Company is an independent manufacturer of collectible-quality, die-cast replicas of cars, trucks, buses and other items. All of the Company's business and operations are conducted through Creative Master Limited, its wholly-owned Hong Kong subsidiary ("CML"), and CML's subsidiaries. CML was co-founded in 1986 by Carl Ka Wing Tong and Leo Sheck Pui Kwok to produce die-cast replicas of cars and other vehicles primarily for the collectibles industry. On December 30, 1997, CML completed an exchange reorganization with Davin Enterprises, Inc., a public company that was incorporated in Delaware in April 1987. In March 1998, Davin Enterprises, Inc. changed its name to Creative Master International, Inc.

Through the exchange reorganization, the Company acquired all of the outstanding capital stock of CML from Messrs. Tong and Kwok and Acma Strategic Holdings Limited in exchange for the Company's issuance to them of 3,604,500 shares of common stock, representing approximately 96% of the Company's outstanding stock. Davin Enterprises, Inc. had no significant assets, liabilities, business or operations prior to the exchange reorganization. The acquisition of CML by the Company on December 30, 1997 has been treated as a reverse acquisition since CML is the continuing entity as a result of the exchange reorganization. On this basis, the historical financial statements prior to December 30, 1997 represent the consolidated financial statements of CML. See Note 2 of Notes to Consolidated Financial Statements.

The Company's manufacturing facilities are located in the Dongguan region of Guangdong Province, China, approximately 60 miles northwest of Hong Kong. In March 1987, the Company built its first tooling and manufacturing factory in Guangzhou, China. The Company moved the factory to Dongguan in 1995, and in May 1996, the Company completed its second factory in Dongguan. In September 1996, the Company built its third factory. An expansion of the third factory was completed in November 1998. In July 1997, the Company established a model-making division that is currently located in the Company's third factory. The Company is in the process of building a fourth factory at the Dongguan site to house this model-making division. Construction of this fourth factory is completed, and it is being fitted out with fixtures and equipment. It will be operational by the end of 1998. This fourth factory contains approximately 40,000 square feet of production area which will be dedicated solely to model making and tool making and will accommodate up to 200 technicians. The Company is also building a fifth factory and related dormitory facilities with approximately 120,000 square feet of manufacturing space and accommodating up to 1,000 workers. Construction of this fifth factory began in July 1998 and is expected to be completed in January 1999. The first phase of this fifth factory is expected to be operational in March 1999. A portion of the net proceeds of this offering will be used to pay the cost of constructing and equipping these new factories. All the Company's factories are located within a one-mile radius of each other. See "Business--Facilities and Planned Expansion" for more information about the Company's expansion plans.

The Company's manufacturing operations in China are conducted through a Chinese limited liability company established in October 1994 between CML and a local Chinese partner. The Chinese subsidiary has a three-member board of directors, two of whom are appointed by the Company and one of whom is appointed by CML's local Chinese partner. Under the terms of the arrangement with the local Chinese partner, the local Chinese partner is not entitled to any profits or responsible for any losses from the subsidiary. Because of this profit-sharing arrangement, the subsidiary is regarded for accounting purposes as if it were wholly-owned by the Company.

Historically, the Company has paid no taxes in China. Under Chinese law, the Company's operations in China are exempted from China state and local income tax for a two-year period starting from the first year that the Company's Chinese operations are profitable. Following the initial two-year tax exemption, the Company will receive a 50% reduction in its Chinese state income taxes for the next three years. The Company will become subject to taxation in China beginning January 1, 1999. The Company is subject to tax in Hong Kong at the statutory rate of 16% to 16.5%. However, under current interpretations of Hong Kong tax law, a Hong Kong company which derives revenues exclusively from manufacturing operations in China recognizes only 50% of its gross profit as taxable income in Hong Kong.

RESULTS OF OPERATIONS

The following table sets forth selected statement of operations data as a percentage of net sales for the periods indicated.

                                                                      NINE MONTHS
                          YEARS ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                          ------------------------              -----------------------
                           1995         1996         1997          1997        1998
                         --------     --------     --------     ----------- -----------
                                                                (UNAUDITED) (UNAUDITED)
Net sales...............      100.0%       100.0%       100.0%      100.0%      100.0%
Cost of goods sold......       79           70           78          80          76
Gross profit............       21           30           22          20          24
Selling, general and
 administrative
 expenses...............       24           18           12          15          13
Interest expense, net...        1            1            1           1           1
Other income (expense),
 net....................       (1)          (4)          (1)          1           1
Income (loss) before
 income taxes and
 minority interests.....       (5)           7            6           5          12
Minority interests......      --           --             1         --            2
Provision for income
 taxes..................        1            1            1           1           1
Net income (loss).......       (6)           6            5           4           9

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

NET SALES. The Company's net sales for the nine months ended September 30, 1998 were $24,129,000, an increase of $11,039,000, or 84%, from $13,090,000 for the nine months ended September 30, 1997. The increase reflected higher sales to existing customers. Sales to Mattel and Action Performance increased by $3,829,000 and $2,008,000, respectively, for the nine months ended September 30, 1998 compared to the same period in 1997. In addition, sales to Corgi increased by $932,000, sales to Hallmark increased by $1,266,000, sales to Road Champs increased by $1,043,000, sales to Drumwell increased by $775,000 and sales to First Gear increased by $655,000.

COST OF GOODS SOLD. The Company's cost of goods sold for the nine months ended September 30, 1998 was $18,303,000, an increase of $7,837,000, or 75%, from
$10,466,000 for the nine months ended September 30, 1997. This increase reflected an increase of $4,673,000 in materials cost and an increase of $2,220,000 in salaries and other direct labor costs. Cost of goods sold includes the cost of raw materials, subcontracting charges for production of molds, direct labor costs, utilities and other energy costs and depreciation and amortization of the Company's owned equipment and other depreciable manufacturing assets. Cost of goods sold constituted 76% of net sales for the nine months ended September 30, 1998, compared to 80% for the same period in 1997. The decrease was primarily a result of increased sales volume and efficiencies from better utilization of manufacturing capacity.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses totaled $3,070,000 for the nine months ended September 30, 1998, an increase of $1,106,000, or 56%, from $1,964,000 for the nine months ended September 30, 1997. Selling, general and administrative expenses decreased as a percentage of net sales to 13% of net sales for the nine months ended September 30, 1998, as compared to 15% of net sales for the nine months ended September 30, 1997. This decrease as a percentage of sales was due primarily to the fact that certain components of selling, general and administrative expenses, including the number of general and administrative employees and their salaries, did not increase proportionally with the increase in sales.

Selling expenses consist primarily of shipping expenses and inspection charges. General and administrative expenses consist of salaries and other employee expenses for the Company's administrative and product development staffs, the majority of which are located in Hong Kong, and overhead expenses of the Hong Kong office. Shipping expenses increased by $98,000 to $412,000 for the nine months ended September 30, 1998, compared to $314,000 for the nine months ended September 30, 1997. This increase was primarily due to higher sales volume. Salaries increased by $183,000 to $1,161,000 for the nine months ended September 30, 1998, compared to $978,000 for the nine months ended September 30, 1997. This increase was primarily due to the addition of new employees to the Company's administrative and development staff in Hong Kong and increases in salaries of some existing employees. The Company also incurred total legal and professional fees of $206,000 during the nine months ended September 30, 1998, as compared to $136,000 during the same period in 1997. The increase was due primarily to legal fees and audit expenses associated with meeting the Company's public reporting requirements.

INTEREST EXPENSE, NET. The Company's interest expense, net was $191,000 during the nine months ended September 30, 1998, as compared to a net interest expense of $84,000 during the nine months ended September 30, 1997. The increase was due to increased borrowings under the Company's credit facilities to fund the expansion of the Company's facilities.

MINORITY INTERESTS. Minority interests at September 30, 1998 totaled approximately $370,000. The Company includes in net income before minority interests all net income of its wholly-owned and majority-owned subsidiaries. The portion of such net income attributable to minority interests in the subsidiaries held by others is then eliminated.

PROVISION FOR INCOME TAXES. The Company's provision for income taxes was $359,000 for the nine months ended September 30, 1998, reflecting an effective income tax rate of 13% for the nine months ended September 30, 1998. The Company's provision for income taxes for the nine months ended September 30, 1997 was $128,000, reflecting an effective income tax rate of 19% for the nine months ended September 30, 1997. The decrease in the effective tax rate to 13% for the nine months ended September 30, 1998 was due primarily to the net effect of (i) an increase in the recognized tax losses contributed by certain of the Company's subsidiaries and (ii) an increase in taxable income of the Company's Hong Kong subsidiaries earned from manufacturing activities in China. Income earned by a Hong Kong company from manufacturing activities in China is taxed at 50% of Hong Kong's statutory tax rate.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

NET SALES. The Company's net sales for 1997 increased $2,157,000, or 15%, to $16,211,000 from $14,054,000 for 1996. The increase was primarily due to sales to a new customer, Mattel, and increased sales to Drumwell Limited, the agent for Corgi Classic Cars. Sales to Mattel and Corgi amounted to approximately $2,400,000 and $683,000, respectively, in 1997. The increase in sales to these customers was partially offset by a decline in sales to Danbury Mint, which decreased to $10,402,000 in 1997 compared to $12,426,000 in 1996, primarily due to delays in the Company's start-up of new projects associated with capacity constraints.

COST OF GOODS SOLD. The Company's cost of goods sold for 1997 was approximately $12,703,000, an increase of approximately $2,921,000, or 30%, from approximately $9,782,000 for 1996. Such increase reflected higher sales volume, as well as increases of approximately $949,000 in salaries and direct labor costs, approximately $795,000 in sub-contracting charges for the production of molds and approximately $233,000 in depreciation charges. Cost of goods sold constituted 78% of net sales in 1997, compared to 70% in 1996. The increase was primarily a result of staff increases and production inefficiencies associated with the start-up of production of new customer orders and operations at the Company's new manufacturing facilities.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses totaled approximately $1,921,000 in 1997, a decrease of $631,000, or 25%, from approximately $2,552,000 in 1996. The decrease was primarily the result of a higher acceptance rate of products by customers, which resulted in lower repair costs for the Company, and reduced air freight charges resulting from better compliance with customer delivery schedules. Air freight charges, which are a component of the Company's shipping expenses, are typically incurred only when the Company fails to meet customer delivery schedules. The higher acceptance rate resulted from better quality control and an improvement in meeting product delivery schedules. Selling, general and administrative expenses constituted 12% of net sales in 1997 and 18% in 1996. The decrease was due primarily to increased net sales in 1997.

INTEREST EXPENSE, NET. The Company's net interest expense was $104,000 in 1997 compared to a net interest expense of $140,000 in 1996. The decrease in net interest expenses resulted from an increase in interest income arising from higher average bank balances and higher prevailing interest rates in 1997.

MINORITY INTERESTS. Minority interests were approximately $82,000 in 1997. There were no minority interests in 1996.

PROVISION FOR INCOME TAXES. The Company's effective income tax rate was 13% in 1997 and 16% in 1996. The decrease in 1997 was primarily due to an increase in the recognized tax losses contributed by the Company's Hong Kong subsidiaries.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

NET SALES. The Company's net sales in 1996 totaled approximately $14,054,000, an increase of approximately $4,072,000, or 41%, from approximately $9,982,000 for 1995. This growth resulted from increased sales to Danbury Mint and the addition of two new customers, Tyco and Brookfield, a subsidiary of Action Performance, and was supported by an increase in the Company's production capacity. Sales to Danbury Mint increased to approximately $11,225,000 in 1996 from approximately $8,055,000 in 1995. New orders from Tyco and Brookfield amounted to approximately $714,000 and $1,081,000, respectively.

COST OF GOODS SOLD. The Company's cost of goods sold for 1996 was approximately $9,782,000, an increase of approximately $1,904,000 or 24% from approximately $7,878,000 for 1995. This reflected an increase of approximately $986,000 in materials cost and an increase of approximately $395,000 in direct labor costs. Cost of goods sold constituted 70% of net sales in 1996, compared to 79% in 1995. The reduction was primarily a result of increased operating efficiencies at the Company's Dongguan facilities and the shut down of its Guangzhou facility.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. The Company's selling, general and administrative expenses totaled $2,552,000 in 1996 compared to $2,394,000 in 1995, an increase of $158,000 or 7%. The increase resulted primarily from increased administrative costs related to the Company's increased manufacturing capacity. Selling, general and administrative expenses decreased to 18% of net sales in 1996 from 24% of net sales in 1995, a decrease of 6%. The decrease as a percentage of sales resulted from costs the Company incurred in relocating its manufacturing operations from Guangzhou to the Dongguan facilities in 1995, which was not expensed in 1996.

INTEREST EXPENSE, NET. The Company's net interest expense was $140,000 in 1996 compared to a net interest expense of $88,000 in 1995. The increase in interest expense was primarily due to increased borrowings to purchase additional machinery and equipment.

MINORITY INTERESTS. There were no minority interests in 1996 or 1995.

PROVISION FOR INCOME TAXES. The Company's effective income tax rate was 16% in 1996. In 1995, the Company paid approximately $52,000 of income taxes despite having a consolidated net loss before income taxes and minority interests of approximately $507,000 due to taxes on net income of certain of its Hong Kong subsidiaries. The effective rate increased because the amount of net loss of certain of the Company's subsidiaries substantially decreased in 1996. The net loss incurred by those subsidiaries decreased to $472,000 in 1996 from $743,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

Historically, the Company has financed its operations through a combination of cash from operations, bank financing and capital lease arrangements. For the nine months ended September 30, 1998, the Company's operating activities provided cash of $2,828,000. The Company's operations used cash of approximately $1,002,000 for the nine months ended September 30, 1997. Investing activities used approximately $1,532,000 during the nine months ended September 30, 1998 and generated approximately $32,000 during the nine months ended September 30, 1997. The Company used approximately $878,000 of cash in financing activities during the nine months ended September 30, 1998. The Company generated approximately $802,000 of cash in financing activities during the nine months ended September 30, 1997.

At September 30, 1998, the Company had working capital of approximately $238,000 as compared to a working capital deficit of approximately $829,000 at December 31, 1997. The approximate $1,067,000 increase was primarily due to an increase in inventories and accounts receivable. At September 30, 1998, net accounts receivable totaled approximately $5,098,000, as compared to $2,827,000 at December 31, 1997. These increases were due primarily to increased sales. Consistent with practice in the die-cast collectibles industry, the Company offers 30 to 60 days accounts receivable terms to its customers. This practice has created working capital requirements that the Company generally has financed with a combination of internally generated cash flow and short-term borrowings under bank credit facilities.

At September 30, 1998, the Company's five largest accounts receivable accounted for approximately 78% of its accounts receivable. Creative Master actively monitors the creditworthiness of its customers, and to date it has not experienced any significant problems with collection of its accounts receivable. See Note 22 of Notes to Consolidated Condensed Financial Statements.

The Company's accounts payable and accrued liabilities increased by approximately $2,686,000, or 77%, to approximately $6,173,000 at September 30, 1998, as compared to approximately $3,487,000 at December 31, 1997. The increase in accounts payable and accrued liabilities from December 1997 to September 1998 was due primarily to the increase in the purchase of raw materials and packing materials for anticipated sales.

The Company's inventories increased by approximately $403,000, or 14%, to approximately $3,331,000 at September 30, 1998, as compared to approximately$2,928,000 at December 31, 1997. Inventory increases resulted from increases in the Company's purchase of materials to support increased sales.

For the nine months ended September 30, 1998, additions to property, plant and equipment were $2,163,000 as compared to $1,226,000 in 1997. In each of these periods, the Company expanded its facilities and entered into capital leases for plant and equipment. The Company anticipates that it will make approximately $1,200,000 of additional capital expenditures during the remainder of 1998 in connection with the ongoing expansion and improvement of its manufacturing operations. As of September 30, 1998, the aggregate outstanding amount under all capital leases was approximately $958,000 as compared to approximately $1,030,000 at December 31, 1997.

The Company repaid short-term bank loans of approximately $825,000 in 1997 and obtained equipment lease financing in the aggregate amount of approximately $835,000. The Company also obtained additional short-term bank loans in the total amount of approximately $1,097,000 secured by the individual guarantees of Messrs. Tong and Kwok and by the corporate guarantee of Acma Strategic Holdings Limited, its principal stockholder, and a standby letter of credit from Acma Limited, the parent corporation of Acma Strategic Holdings Limited. The Company has revolving lines of credit with Hang Seng Bank, Banque Nationale de Paris, Bank of China and Commonwealth Finance Corporation Limited. The credit agreement with Hang Seng Bank Ltd., which was renewed in July 1998, provides for a $258,000 trust receipts letter of credit which has an overdraft sub-limit of $26,000. The letter of credit bears interest at the Hong Kong prime rate plus 1%. The settlement period for use of the letter of credit is 90 days. Overdue amounts bear interest at the Hong Kong prime rate plus 3%. As of September 30, 1998, there was approximately $303,000 outstanding under these facilities.

The credit agreement with Banque Nationale de Paris Hong Kong Branch, as renewed from time to time, provides for a $194,000 trust receipts letter of credit which has an overdraft sub-limit of $19,000. The letter of credit bears interest at the Hong Kong prime rate plus 1.5%. The settlement period for use of the letter of credit is 60 days. Overdue amounts bear interest at the Hong Kong prime rate plus 2%. The letter of credit is secured by personal guarantees of Messrs. Tong and Kwok. As of September 30, 1998, approximately $192,000 was outstanding under this facility.

The credit agreement with Bank of China, as renewed periodically, provides for a $39,000 trust receipts letter of credit and an overdraft sub-limit of $26,000. The letter of credit bears interest at the Hong Kong prime rate plus 1%. The settlement period for use of the letter of credit is 90 days. Overdue amounts bear interest at the Hong Kong prime rate plus 4.25%. As of September 30, 1998, there was approximately $36,000 outstanding under this facility.

The credit agreement with Commonwealth Finance Corporation Limited, as renewed in December 1997, provides for a $1,291,000 line of credit, which includes a $903,000 letter of credit against orders and a $387,000 letter of credit against receivables. The letter of credit bears interest at the U.S. prime rate plus 2.25%. The settlement period for use of the letter of credit is 60 days. Overdue amounts bear interest at the U.S. prime rate plus 3.75%. As of September 30, 1998, there was approximately $972,000 outstanding under this facility.

As of September 30, 1998, the foregoing lines of credit allowed for aggregate borrowings of up to $1,853,000. As of September 30, 1998, the Company had approximately $1,503,000 outstanding under these revolving lines of credit.

The Company expects that its cash needs for the foreseeable future will arise primarily from working capital requirements, capital expenditures and debt service requirements. The Company expects to spend approximately $1,200,000 to purchase machinery, tools and other capital equipment during the remainder of 1998. The Company anticipates that its capital expenditures will increase substantially in 1999 due to the planned expansion and improvement of its manufacturing facilities. The Company expects that its principal sources of cash will be the net proceeds of this offering, net cash from operating activities and borrowings under existing lines of credit and potential new bank lines. The Company believes that these sources will be adequate to meet the Company's anticipated cash requirements for at least the next 12 months. However, there can be no assurance that these resources will be adequate to meet the Company's needs, particularly in the event that the Company elects to further expand its manufacturing facilities beyond the currently planned expansion. In the event that the Company requires additional capital, it may issue additional equity securities, which could result in dilution to existing stockholders, or borrow funds, which could adversely affect operating results.

INFLATION. The Company believes that inflation has not had a material impact on its business in recent years.

YEAR 2000 COMPLIANCE

The Company has implemented a Year 2000 program aimed at ensuring that its computer systems, applications and equipment will function properly beyond 1999. As a part of this program, the Company conducted an assessment of our equipment and machinery during August 1998. The Company's machinery (such as die-casting and plastic-injection equipment and tampo printing machines) do not have timers or date counters and, therefore, are not subject to Year 2000 problems. The Company continuously seeks to upgrade and improve its computer systems and software to better service customers and to support its growth. As a result, all of the Company's computer systems and software have been recently acquired or upgraded, and the Company believes they are already Year 2000 compliant, though there can be no assurance in this regard.

Because the Company replaced or upgraded its computer systems and software in conjunction with its normal business practices, it has not allocated additional resources or attributed additional costs to Year 2000 compliance. The Company will continue to assess and test newly purchased machinery and computer-related hardware and software to ensure such items comply with Year 2000.

Another part of the Company's Year 2000 program is an assessment of Year 2000 compliance among its trading partners. We are planning to conduct systems testing with the Company's trading partners during 1999. In conjunction with the results of such systems testing, the Company will prepare contingency plans to address the potential material problems. The costs of such testing and contingency preparations are difficult to estimate accurately and will greatly depend upon the Year 2000 readiness of the Company's trading partners. At present, however, even assuming that its trading partners are not fully Year 2000 compliant, the Company believes that Year 2000 issues will not have a material adverse effect on the Company's business or results of operations.

CURRENCY EXCHANGE FLUCTUATIONS

All of the Company's sales are denominated either in U.S. dollars or Hong Kong dollars, while its expenses are denominated primarily in Hong Kong dollars and renminbi, the Chinese currency, the basic unit of which is the yuan. Given the current Asian financial crisis, there can be no assurance that the yuan-to-U.S. dollar rate will remain stable. Although a devaluation of the Hong Kong dollar or renminbi relative to the U.S. dollar would be likely to reduce the Company's expenses, any material increase in the value of the Hong Kong dollar or renminbi relative to the U.S. dollar would increase the Company's expenses, and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has never engaged in currency hedging operations and has no present intention to do so.

SEASONALITY

Each year, the Company ceases production for a two-week period due to the Chinese New Year holiday, which occurs during late January or early February. This holiday shutdown has typically resulted in lower revenues during the first quarter of each year than during the other three quarters. Certain fixed costs, however, continue despite the Company's closing. This reduction in revenues, without a corresponding reduction in costs, diminishes liquidity during the first quarter.

The Company experiences fluctuations in quarterly sales due to the timing of receipt of orders from customers and product shipments. The Company also incurs substantial tooling and other costs of manufacturing new products from three to nine months in advance of obtaining the first customer orders for the new product. This long lead time may contribute to fluctuations in the Company's quarterly results of operations.

INTERNATIONAL SALES

The Company sells substantially all of its products to customers in the U.S. and Europe. During the nine months ended September 30, 1998, approximately 5.0% of the Company's net sales arose from sales to European customers, and in 1997 approximately 6.2% of the Company's net sales were attributable to sales to European customers. The U.S. and European governments may, from time to time, impose new quotas, duties, tariffs, or other charges or restrictions, or adjust presently prevailing quota, duty or tariff levels, which could adversely affect the Company's ability to continue to export products to the U.S. and Europe at current or increased levels.

ACCOUNTING FOR STOCK OPTIONS

The Board of Directors of the Company has adopted a 1998 Stock Option Plan under which the Company has reserved a total of 420,000 shares of common stock for issuance upon the exercise of options granted under the plan. Concurrently with this offering, it intends to grant stock options under the plan to certain directors, officers, employees and consultants to purchase approximately 304,500 shares of common stock at an exercise price equal to the initial public offering price of the common stock. See "Management--Compensation Pursuant to Plans" for a description of the 1998 Stock Option Plan. The Company will be required to account for option grants in accordance with the rules of the Financial Accounting Standards Board ("FASB"). In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based

Compensation" ("SFAS 123"), which established the "fair value" method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the period in which the related services are rendered. For securities issuances to employees, SFAS 123 also permits the use of the "intrinsic value based" method as set forth in the Statement of Financial Accounting Standards No. 116. At present, the Company intends to report all issuance to employees using the intrinsic value based method for issuances to employees, as allowed by SFAS 123. As further provided in SFAS 123, the Company will disclose the pro forma effect of adopting the fair value based method.

Under SFAS 123, any transaction involving non-employees for which goods or services is the consideration received in exchange for the issuance of equity instrument, such as options, is to be recorded using the fair value method. The fair value method states that the amount recorded is to be based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is a more reliable measure.

                                    BUSINESS

OVERVIEW

Creative Master is an independent manufacturer of collectible-quality, die-cast replicas of cars, trucks, buses and other items. Die-cast collectibles are distinguishable from die-cast toys by their authentic design, exacting engineering and attention to detail, including abundant use of identifiable brand names, logos and other licensed marks. The die-cast products the Company manufactures are 1/12th to 1/64th scale and include as many as 450 parts, including numerous moveable parts. They are marketed and distributed by the Company's customers primarily to collectors, hobbyists and enthusiasts at retail prices ranging from $20 to $200 or more. The Company's customers are U.S. and European marketers and distributors of vehicle replicas and other collectibles, including Danbury Mint, Mattel, Hallmark Cards and Action Performance.

The Company's mission is to provide the highest level of product quality and customer service among independent manufacturers of die-cast collectibles. The Company offers its customers turnkey product development and manufacturing capabilities that are customized to meet their specific needs. The Company's process affords complete sourcing of raw materials, engineering, assembly, quality control and final packaging of die-cast products in commercial quantities. Depending on the customer's needs, the Company provides a self-contained production area within one of its factories with tooling and other production functions dedicated to manufacturing the customer's products according to its particular design, engineering and quality requirements. This approach permits customers to closely supervise and control all aspects of the production process and to protect the confidentiality of their product design and engineering. The Company's turnkey process enables its customers to shorten the lead time from conceptual design to product delivery and to minimize production costs while maintaining high quality and reliability.

All of the Company's manufacturing operations are conducted through CML, the Company's wholly-owned Hong Kong subsidiary, and CML's subsidiaries. The Company's manufacturing facilities are located in the Dongguan region of Guangdong Province, China, approximately 60 miles northwest of Hong Kong. The Dongguan facilities contain an aggregate of approximately 320,000 square feet of manufacturing space and related housing for up to approximately 5,200 workers.

INDUSTRY

The U.S. collectibles industry comprises numerous market segments and subsegments served by a variety of toy companies and other distributors. In addition to die-cast items, including cars, trucks and other vehicles, collectibles include such items as figurines, dolls, "plush" dolls, ceramic cottages, prints, plates, glass, ornaments, steins, music boxes and trading cards. According to the Market for Collectible Die-Cast in 1998 published by Unity Marketing, an independent market research firm, U.S. consumer sales of collectibles totalled approximately $10 billion in 1997. According to Unity Marketing, U.S. consumer sales of die-cast vehicle replicas totalled approximately $753 million in 1997, which was 47% more than in 1996. The Company believes that the aging of the so-called baby-boomers, with their relatively higher discretionary spending on leisure goods such as collectibles, is the principal reason for the increased demand for collectibles.

The Company believes the total European consumer market for collectibles was approximately $6 billion in 1997. The BIS Ltd., a European market research firm, estimates that the European consumer retail market for die-cast collectibles was approximately $200 million in 1997. The Company believes the size and growth of the European collectibles market, the increasing influence of American culture in collectibles and the growing use of sophisticated marketing techniques all favor collectible products marketed by American and European companies.

BUSINESS STRATEGY

Key elements of the Company's strategy are to:

  . Manufacture Collectible-Quality, Die-Cast Products. Since CML's inception, it has focused primarily on manufacturing collectible-quality, die-cast products. While many of the Company's competitors manufacture die-cast toys and other products, the Company has devoted itself exclusively to collectible-quality products and to understanding the market for die-cast collectibles, enhancing the quality and detail of its customers' designs and improving and streamlining the production process. As a result, although certain die-cast toy factories can produce limited amounts of collectible-quality items, the Company believes that its approach optimizes the production of high-quality collectibles in commercial quantities.

  . Carefully Manage Growth/Focus on Quality Customers. The Company has carefully managed its growth by selectively taking on additional customers. From 1995 to 1997, the Company focused on building facilities and developing a high-quality customer base to support long-term growth rather than accepting all potential assignments. This disciplined approach to growth has produced an 84% increase in the Company's net sales in the first nine months of 1998 over the same period in 1997.

  . Increase the Diversity of Customers, Products and Market Segments
  Served. The Company's customers market and distribute products for diverse segments of the collectibles industry representing different product categories and prices. The Company is actively working to broaden its customer base and reduce its reliance on its principal customers. The Company intends to continue to expand its customer base by accelerating its manufacture of die-cast replicas where there is a strong consumer market for the product on which the replica is based. For example, the Company recently began manufacturing die-cast replicas of vintage locomotives and trains for Lionel Trains, a marketer and distributor of electric train sets and model trains.

  . Pursue Product Development Opportunities. The Company works closely with its customers and others to develop new die-cast products for its customers to market. For example, the Company recently developed a die-cast outboard boat motor which is expected to be test-marketed by one of its principal customers. The Company will continue to pursue product development as part of its overall customer service. To bolster its product development efforts, the Company recently appointed Henry Hai-Lin Hu as Executive Vice-President-Marketing.

  . Invest in Plant, Equipment & Employees. The Company currently employs approximately 5,000 production workers and operates three factories comprising approximately 320,000 square feet of manufacturing space. These facilities currently operate at or near full capacity. The Company is in the process of building two new factories to meet demand from existing customers. The Company's fourth factory is expected to be operational by the end of 1998, and the first phase of construction of the fifth factory is expected to be completed in the first quarter of 1999. The Company intends to use a portion of the net proceeds of this offering to pay for the cost of constructing and equipping these new factories.

PRODUCTS

The Company believes there are approximately 20 major marketers and distributors of die-cast collectibles in the U.S. and Europe. The Company's customers include many of the U.S. and European marketers and distributors. The following sets forth certain information with respect to the Company's customers:

                                                                            PERCENT OF NET SALES
                                                                     -----------------------------------
                                                                                       NINE MONTHS ENDED
                                                           CUSTOMER     YEAR ENDED       SEPTEMBER 30,
        CUSTOMER NAME          PRINCIPAL PRODUCT CATEGORY   SINCE    DECEMBER 31, 1997       1998
        -------------         ---------------------------- --------  ----------------- -----------------
 . Danbury Mint(1)             U.S. classic cars and trucks   1986          64.2%             37.3%
 . Tyco Hong Kong Limited      Matchbox collectibles          1996           -- (2)            -- (2)
 . Action Performance(3)       NASCAR racing cars
                              European Formula One and
                              Super Touring racing cars      1996           6.9%             12.4%
 . Mattel(4)                   Matchbox collectibles          1997          20.4%(5)          25.2%(5)
 . Corgi Classic Cars          Hong Kong buses, United
                              Kingdom buses and airplanes    1996(6)        4.2%              8.1%
 . First Gear                  Trucks                         1998           --                2.7%
 . Road Champs(7)              Police cars                    1997           3.6%              6.5%
 . Lionel Trains               Vintage trains                 1998           --                --
 . Hallmark Cards              Pedal cars and ornaments       1997           0.2%              5.7%

--------
(1) Danbury Mint is a division of MBI, Inc.
(2) The percentages for Tyco Hong Kong Limited are included with Mattel's percentages, since Mattel acquired Tyco in the fourth quarter of 1997.
(3) Action Performance Companies, Inc. owns 100% of Brookfield Collectors Guild and a controlling interest in Paul's Model Art. Paul's Model Art became a customer of the Company in 1998.
(4) Sales to Mattel are made indirectly through its Mattel Vendor Operations Asia Ltd. subsidiary.
(5) Includes sales to Tyco Hong Kong Limited, which was acquired by Mattel in the fourth quarter of 1997.
(6) Until mid-1998, sales to Corgi Classic Cars were made indirectly through its agent, Drumwell Limited.
(7) Road Champs is a subsidiary of JAKKS Pacific, Inc.

Cars, Trucks and Buses. The Company produces a wide range of collectible die-cast replicas of automobiles, including classic cars, European cars, Formula 1 racing cars, trucks and buses. These replicas are produced at various scales from 1/12th to 1/64th of the original size. They typically retail from $90 to $200, depending on the number of parts and the level of intricacy in the design. The Company's replicas have between 200 and 450 parts and quality finishing that results in an authentic look that appeals to collectors and other enthusiasts.

While the Company does not manufacture "toy-grade" replicas, it does produce some replicas that sell at lower retail prices. The price is determined by the size of the replica, the number of parts and the intricacy of the design. The Company's medium-feature products typically retail for $40 to $90 and its small-scale products retail for $20 to $40.

Vintage Trains and Locomotives. In April 1998, the Company began working on tooling for die-cast replicas of six vintage locomotives and trains for Lionel Trains, a U.S. marketer and distributor of electric train sets and model trains. The Company expects to begin shipping finished goods for the six initial models by the end of 1998. In October 1998, the Company received purchase orders for tooling for an additional six Lionel train replicas. The Company expects to begin shipping the related finished goods in the second and third fiscal quarters of 1999. Depending on the success of the initial products, the Company anticipates manufacturing additional locomotive and train products in the future.

Outboard Motors and Marine Products. The Company is in the process of formalizing an arrangement with Alterscale, a company engaged in the development of collectible marine replicas, to co-develop die-cast collectible replicas of outboard motors under license from the owner of the Johnson and Evinrude brands. The Company has manufactured and sold a limited run of approximately 1,000 of these replicas, and one of the Company's customers is expected to test market these replicas. The Company also is engaged in discussions with other owners of marks for marine related products to discuss licensing opportunities.

PRINCIPAL CUSTOMERS

The Company's customers consist principally of specialty retailers, direct marketers and other distributors of collectibles in the U.S. and Europe. The Company's largest customer is Danbury Mint, a division of MBI, Inc. Danbury Mint is a leading U.S. developer and marketer of 1/24th scale premium die-cast replicas. It was the Company's first customer.

The Company's second largest customer is Mattel. In 1997, the Company began manufacturing the popular Matchbox die-cast collectibles series for Mattel. In the fourth quarter of 1997, Mattel purchased Tyco Hong Kong Limited, for which the Company had been producing die-cast vehicle replicas since 1996.

The Company's other customers include Action Performance Companies, Inc. ("Action Performance"), which owns 100% of Brookfield Collectors Guild and has a controlling interest in Paul's Model Art. They also include First Gear, Hallmark Cards ("Hallmark"), Road Champs and Corgi Classic Cars. The Company plans to reduce its dependence on its key customers by continuing to diversify its customers, products and markets through new manufacturing arrangements such as the arrangement with Lionel Trains and co-development efforts with Companies such as Alterscale.

The Company's sales transactions with its customers are based on purchase orders received by the Company from time to time which are subject to cancellation. Although the Company does not have any long-term agreements with any of its clients, it believes that its relationships with its customers are excellent.

MARKETING AND SALES

The Company historically has not engaged in any significant marketing activities, and has relied primarily on its reputation for quality and efficiency among its customers to obtain new business. The Company's senior executives work closely with its customers to develop new products to meet consumer demand for die-cast collectibles. In September 1998, the Company hired Henry

Hai-Lin Hu to bolster its product development, marketing and sales efforts. Mr. Hu has extensive experience in the collectible industry. The Company also recently hired a Chief Financial Officer in order to permit Mr. Tong to focus on customer service in his capacity as President and Chief Executive Officer. See "Management--Executive Officers, Directors, Director Nominees and Key Employee" for more information on these developments.

The Company generally has not sought to license the right to produce replicas of particular classic cars or other products. The Company is in the process of formalizing a joint product development agreement with Alterscale, a company engaged in the development of collectible marine replicas, to develop and manufacture outboard motors under license from the owner of the Johnson and Evinrude brands. The Company may selectively license other marks in the future, where such licensing would not compete with the licensing efforts of the Company's customers. To the extent the Company obtains any licenses to manufacture die-cast replicas, it will pursue arrangements with one or more of its existing customers or others to market and distribute such replicas.

BACKLOG

The Company's customers generally contact the Company nine to eighteen months in advance of product delivery, so that the Company can engineer and fabricate the necessary molds for producing the die-cast product. Purchase orders are typically received two to six months in advance of target delivery dates. Purchase orders are subject to cancellation if the Company fails to meet its production schedules. The Company has no significant backlog.

PRODUCT DEVELOPMENT AND MANUFACTURING

The Company offers turnkey manufacturing capabilities, including complete raw materials sourcing, computer-aided product engineering, model-making, mold-making, manufacturing, assembling and packaging of finished products. The Company can meet all of a customer's design engineering and manufacturing needs, thus eliminating the need for intermediaries. By coordinating product development and process design with production and packaging, the Company is able to shorten the lead time from conceptual design to product delivery and to lower production costs while maintaining high quality and reliability.

The product production cycle occurs in four stages:

  .  Product development
  .  Model making
  .  Tooling
  .  Final production and assembly

The product development phase of the production cycle begins when a customer provides the Company with photographs, drawings and other specifications for the new product. The Company then works with the customer to design a product that meets the customer's specifications and price point. For example, when building a classic car replica the Company seeks to ensure that the product is properly proportioned and historically correct. This means that the Company strives to precisely reproduce the exterior and interior design, color schemes and accessories of the original car. One example of this precision is the Company's 1/24th scale Mercedes Benz SSKL, for which the Company holds a license. Among its many authentic details, the Mercedes Benz SSKL includes wire wheels, rubber tires, genuine leather seats, a working steering wheel and a hood that opens to reveal the car's engine and a leather strap with a metal buckle to secure the hood.

The Company believes that model making is critical to producing the highest quality collectibles. During the model-making stage of the production cycle, the Company's engineering staff uses computer-aided design systems to develop a prototype scale model. The Company will include as many functioning moving parts as possible, given the Customer's desired price point. Examples of such features are car doors, trunks and hoods that open, steerable wheels and working suspension. The Company strives to ensure that the models it produces also have an authentic build and finish. Once the prototype replica is ready, it must be approved by the customer before the Company begins to fabricate the molds and tools that will be used to manufacture the product in commercial quantities. The Company can generally produce a prototype in one to three months.

Once the customer has approved a prototype, the Company begins the tooling process, which typically requires six to twelve months. The tooling process occurs in two stages. First, the Company produces tooling and molds that will be used to fabricate each component part of the product. Next, the Company tests the components and the assembled product produced with the new tools and molds. If necessary, the Company refines and modifies the molds and tools before seeking customer approval to manufacture the product. Upon receiving customer approval, the Company releases the molds and tools to produce final products.

In the last stage of the production cycle, the Company produces the component parts, then assembles, finishes, packages and ships the final products. The die-casting, injection-molding and electrostatic painting areas of the Company's facilities operate five days per week on a two-shift per day basis. The finishing, assembly and packing areas also run on a multi-shift basis. These areas account for most of the total work force and production area at the Company's facilities.

Typically, customers pay 50% of the Company's tooling and mold-making costs when the tooling and mold-making process commences and an additional 25% of these costs when the initial test products are made using the new molds and tools. The Company receives payment for the final 25% of the tooling costs when the tools and molds are released for commercial production.

The Company usually insures the tools and molds until they are approved by the customer for production. At that point, the customer takes ownership and assumes the cost of insuring the molds and tools.

The long lead time required to develop new products and related tools and molds, combined with each customer's financial commitment at the beginning of the tooling process, provides the Company with an indication of prospective orders for six to twelve months in advance.

PRINCIPAL SUPPLIERS AND SOURCES OF SUPPLY

The Company uses zinc alloy and various plastic resins in its die-cast and injection-molded production operations. The supply and demand for zinc alloy and for both plastic resins and the petrochemical intermediates from which plastic resins are produced are subject to cyclical and other market factors and can fluctuate significantly. The Company acquires raw materials for its die-cast production primarily from Australia and the United Kingdom. The Company's standard practice is to maintain a supply of raw materials sufficient for approximately two months of production. The Company anticipates that it will be able to obtain sufficient supplies of raw materials as it expands its production capacity and output.

Three of the Company's suppliers accounted for more than 5% of its supplies in 1997 as shown in the following table:

                                                 PERCENT OF TOTAL RAW MATERIAL
                                                           SUPPLIED
                                                 -----------------------------
                                                 YEAR ENDED    NINE MONTHS
                                  COMPONENT       DECEMBER        ENDED
   SUPPLIER                       SUPPLIED        31, 1997  SEPTEMBER 30, 1998
   --------                  ------------------- ---------- ------------------
   . Manfield Coatings Co.,
     Ltd.................... Paint                  9.0%           10.9%
   . Genesis Off-set
     Printing Co., Ltd...... Packaging materials    8.5%            9.8%
   . Zinamet Co., Ltd....... Zinc alloy             6.9%            2.7%
   . Lee Kee Metal Co.,
     Ltd.................... Zinc alloy             6.1%            6.8%

The Company believes there are multiple sources of supply of these and other raw materials used in the Company's business.

FACILITIES AND PLANNED EXPANSION

The Company's growth is closely related to its manufacturing capacity. At present, the Company operates three factories in the Dongguan region of Guangdong Province, China. Legal and administrative functions of these factories are conducted through the Company's Chinese subsidiary. Following is a summary of certain information regarding the Company's manufacturing facilities:

               APPROXIMATE
                NUMBER OF      APPROXIMATE
   FACTORY       WORKERS    SQUARE FOOTAGE(1)             PRINCIPAL OPERATIONS
   -------    ------------- ---------------------------------------------------------------
              1998  1999(2)   1998   1999(2)           1998                 1999(2)
              ----- ------- -------- ------------------------------  ---------------------
CML No. 1     2,700  2,500   178,000  178,000 Production of          Production of
                                              products for Danbury   products for Danbury
                                              Mint, Corgi,           Mint, First Gear and
                                              Hallmark, First Gear   Action Performance.
                                              and Action             Tooling and corporate
                                              Performance. Also      functions will be
                                              includes tooling and   continued.
                                              certain corporate
                                              functions such as
                                              quality assurance
CML No. 2       885    900    69,000   69,000 Production of          Production of
                                              products for Tyco      products for Tyco
                                              (Matchbox)             (Matchbox)
CML No. 3     1,390  1,600    70,000  100,000 Production of          Production of
                                              products for Action    products for Action
                                              Performance and Road   Performance and Road
                                              Champs                 Champs
CML No. 4(3)    185    400     3,000   40,000 Tooling and model      Tooling and model
                                              making                 making
CML No. 5(3)    --   1,300       --   120,000          --            Production of
                                                                     products for Hallmark
                                                                     and Corgi
              -----  -----  -------- --------
  Total       5,160  6,700   320,000  507,000
              =====  =====  ======== ========

--------
(1) Includes production space only.
(2) Estimated.
(3) Currently under construction.

Each of the Company's factories houses a self-contained manufacturing operation. Each factory contains personnel and equipment to provide production planning, engineering, management, decorative processes and final assembly and packaging. In addition, as is the custom and practice in China, each factory has adjacent dormitories to house the factory workers. The workers are provided housing, meals, work clothes and medical care for which they pay only a nominal monthly amount. The Company also pays for the cost of electricity, water supply and housekeeping services for the dormitories. The Company's costs of providing these services are included in cost of goods sold.

Within each factory, the Company provides customers a self-contained production area with tooling and other production functions dedicated to manufacturing each customer's products according to its particular design, engineering and quality requirements. Quality assurance and certain technical functions are centralized in CML No. 1. Certain other functions are centralized in the Company's Hong Kong headquarters, including materials purchasing, customer service, production scheduling among the factories, marketing, new product development, shipment of finished goods and strategic planning.

CML Nos. 1, 2 and 3 are located in space leased exclusively by the Company. They are surrounded by perimeter walls or fencing and are generally accessible only to the Company's employees. CML No. 4 is currently located in shared rented space. All of these factories are located within a one-mile radius of each other.

CML No. 1 and CML No. 2 are operating at near capacity, and the Company believes that these facilities are operating at an efficient level. Currently, the Company has no plans to expand or modify these facilities.

The Company is in the process of expanding CML No. 3 from approximately 70,000 square feet of production area to 100,000 square feet to meet an anticipated increase in demand from existing customers. The Company is also building new dormitory space to accommodate additional workers. Construction of the new manufacturing area and dormitory space is substantially complete, and the Company expects to commence initial operations in the new space by the end of 1998.

The Company recently completed construction of its new CML No. 4 facility. This facility occupies 40,000 square feet of leased space accessible only to the Company's employees and is designed to support the model making and tooling needs for the Company. CML No. 4, also includes approximately 8,000 square feet dedicated to research and development and in which approximately 50 technicians will be employed. The new CML No. 4 facility also implements additional security controls to provide customers enhanced confidentiality of their product design and engineering. The expanded tool-making production area in the new CML No. 4 facility, including workshop, engineering support and office space, comprises approximately 20,000 square feet. The Company plans to increase the number of tooling technicians to approximately 150 when CML No. 4 becomes operational by the end of 1998.

In July 1998, the Company began construction of its fifth factory, CML No. 5, which the Company expects to complete in January 1999. A portion of the net proceeds of this offering will be used for this purpose. CML No. 5 will become operational in two phases, the first of which is expected to be completed in March 1999. The total land area for these two phases is about 270,000 square feet. The first phase will consist of workshop, office and paint warehouse facilities in approximately 120,000 square feet. It is estimated that initially CML No. 5 eventually will employ approximately 1,300 workers and that construction of CML No. 5 will be completed in the second quarter of 1999. The second phase will be built to provide excess capacity. Based on the Company's current business expectations, this additional capacity will begin to be employed in the second half of 1999. The maximum buildable area is approximately 68,000 square feet for production and 60,000 square feet for dormitories to accommodate up to approximately 1,300 workers.

The Company works closely with its customers in order to understand and plan for the customers' anticipated production needs. Plans for the expansion of the Company's manufacturing facilities are based largely on the anticipated needs of its primary customers. Adequate undeveloped land adjacent to the Company's facilities in China permit it to expand as necessary. Typically, the Company can complete new facilities within six months. This six-month time frame is within with the normal product development cycle, and the Company historically has not experienced any significant delays in bringing additional capacity on-line to meet increased customer demand.

COMPETITION

The Company faces significant competition from toy companies and other independent manufacturers of die-cast products with production facilities located in China. Certain of the Company's customers, including Mattel, Action Performance and Road Champs, have their own die-cast manufacturing facilities in China.

The Company competes primarily on the basis of quality, technical capabilities and ability to meet customer delivery schedules. To a lesser extent, it competes on the basis of price. Although some of the Company's competitors are larger and have substantially more resources than the Company, based on the preceding criteria the Company believes that it competes effectively with these larger manufacturers. In addition, the Company believes that its exclusive focus on manufacturing collectible-quality, die-cast replicas distinguishes it from other competitors who manufacture both toy-grade products and collectible-quality products.

The Company believes it possesses trade secrets relating to sourcing of raw materials and other aspects of its production process that may represent a competitive advantage. The Company does not characterize its business as proprietary, however, and does not own any patents. The Company typically relies on its customers to obtain licenses from manufacturers of the products on which its replicas are based. The Company currently holds a license to its Mercedes Benz SSKL replica, and it intends to selectively seek licenses for certain new products, such as marine outboard motors and other products that do not compete with the products of existing customers. Other than trade secrets and the capital required for factory equipment and training, the Company believes that there are no significant barriers to entry to the manufacture of die-cast products. Accordingly, additional participants may enter the market at any time. Many of the Company's existing or potential competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company.

GOVERNMENT REGULATION

The Company is not engaged in a regulated industry. The Company is subject to import regulations in China, where it imports supplies to manufacture tools, molds and finished die-cast collectibles. The Company also is subject to export regulations in China, because it exports all of its product to customers outside of China. The Company believes that its import and export practices comply with applicable regulations and that its business and results of operations are not significantly impacted by these regulatory requirements.

The Company uses a variety of paints and oils in the manufacture and detailing of its die-cast collectibles, and has established procedures for the proper storage, use and disposal of such materials. The Company believes that it has complied with all environmental regulations applicable to its business.

EMPLOYEES

As of November 30, 1998, the Company had approximately 5,160 employees in China, all of which are full-time. Of these employees, approximately 4,182 were production workers, 425 were administrative staff, 553 were engineers and technicians. In addition, the Company employs approximately 90 people in Hong Kong. As is customary for manufacturers in China, the Company's production facilities includes housing facilities for its workers. The Company is committed to providing good working and living conditions for its employees in China. The Company has experienced no significant labor stoppages and believes that the relations with its employees are satisfactory.

The Company anticipates hiring up to 1,500 new employees in connection with the expansion of its manufacturing facilities. Historically, the Company has had no difficulty in hiring additional employees, and it anticipates that it will be able to hire additional employees in the future as needed in connection with the growth of its business.

RESEARCH AND DEVELOPMENT

The Company did not incur research and development expenses during 1995, 1996 or 1997. Substantially all development costs associated with manufacturing products for its customers are expensed as a cost of sales. The Company does not rely on any proprietary technology. The Company intends to increase its product development efforts, and may incur future research and development expenses in connection with these efforts. The Company may use a portion of the net proceeds of this offering to fund these efforts.

PROPERTIES

The Company's corporate and administrative offices occupy approximately 10,000 square feet of office space in Hong Kong. The Company subleases these facilities at a cost of approximately $4,000 per month, pursuant to leases which run through February 14, 1999 and May 15, 1999. The Company currently expects to renew its existing leases as they expire.

The Company's manufacturing facilities contain an aggregate of approximately 320,000 square feet of manufacturing space and dormitory space that can accommodate up to 5,200 workers. The Company leases the factories from local Chinese government agencies under separate tenancy agreements expiring from May 1999 to June 2006. The aggregate monthly rent for its factories is approximately $30,000. The Company also leases dormitory space to house its factory workers under similar agreements which expire between December 1998 to February 2000. The Company is currently in the process of negotiating a renewal of one of its dormitory tenancy agreements which expired in September 1998. The aggregate monthly rent for its dormitory facilities is approximately $15,000. The Company financed the cost of constructing the Dongguan facilities and believes that its willingness to do so will facilitate the extension of its leases on such facilities.

The Company has recently undertaken the planned expansion of its manufacturing facilities as described above under "--Facilities and Planned Expansion." Through September 30, 1998, the Company had entered into three new tenancy agreements for the land underlying the new facilities for terms ranging from four to five years.

INSURANCE

The Company carries property, liability, and workers' compensation insurance policies, which it believes are customary for businesses of its size and type. However, there can be no assurance that the Company's insurance coverage will be adequate or that insurance will continue to be available to the Company at reasonable rates.

LEGAL PROCEEDINGS

The Company is not party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, DIRECTOR NOMINEES AND KEY EMPLOYEE

The executive officers, directors, director nominees and key employee of Creative Master and their ages and positions with Creative Master as of November 30, 1998 are as follows:

               NAME                 AGE              POSITION(1)
               ----                 ---              -----------
EXECUTIVE OFFICERS, DIRECTORS AND
 DIRECTOR NOMINEES
Carl Ka Wing Tong.................. 48  President, Chief Executive Officer and
                                         Chairman of the Board
Leo Sheck Pui Kwok................. 42  Chief Operating Officer and a Director
John Rempel........................ 43  Chief Financial Officer
Henry Hai-Lin Hu................... 53  Executive Vice-President--Marketing
Shing Kam Ming..................... 37  Senior Vice-President and Controller
Paul Mo............................ 46  Senior Vice-President--Marketing
                                         Services and Secretary
Denny Cheng........................ 37  Vice-President--Marketing Services,
                                         Engineering
Chou Kong Seng..................... 43  Director
Clayton K. Trier(2)................ 46  Director Nominee
Steve Gordon(2).................... 43  Director Nominee

KEY EMPLOYEE
Albert Chui........................ 48  Assistant Vice-President--Quality
                                         Assurance

--------
(1) Each of the executive officers of the Company also serves in various corresponding capacities with CML or its subsidiaries.
(2) Messrs. Trier and Gordon have indicated their willingness to serve as directors of the Company following completion of this offering.

EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES

Carl Ka Wing Tong is the Chairman, Chief Executive Officer and President of the Company. He has served as Chairman, Chief Executive Officer and President since December 1997. He also served as Secretary from December 1997 to September 1998 and as Chief Financial Officer from September 1998 to November 1998. He also serves as a Director of Acma Strategic Holdings Limited. Mr. Tong co-founded CML in 1986. From 1993 to 1995, he also served as Chief Financial Officer of ZIC Holdings Limited, the holding company of Zindart Industrial Co. Ltd., a manufacturer of toys and collectibles. Prior to founding CML, from 1985 to 1987 Mr. Tong was Vice President of Citibank N.A.'s Institutional Banking, Specialized Finance Group. In addition, from 1977 to 1985 Mr. Tong was a certified public accountant with Arthur Andersen & Co. in United Kingdom and Hong Kong, where his last position was Senior Manager, Audit Division. He is a certified public accountant in Hong Kong and a chartered accountant in the United Kingdom. See "Principal Stockholders and Selling Stockholders."

Leo Sheck Pui Kwok has been the Chief Operating Officer and a Director of the Company since December 1997. Mr. Kwok co-founded CML in 1986. Before founding CML, Mr. Kwok worked for the Hallmark Group in Asia from 1980 to 1987, where his last position was as the Chief Merchandise Manager.

John Rempel has been Chief Financial Officer of the Company since November 1998. Prior to joining the Company, from 1995 to November 1998, Mr. Rempel founded and managed the consulting division of Infocan Computer (HK) Limited, an information technology solution provider, specializing in financial and material requirements planning system design and implementation. Between 1990 and 1995, Mr. Rempel was the Chief Financial Officer of a division of Lai Sun Group, a publicly-listed company in Hong Kong. He is a Canadian Chartered Accountant and a Fellow of the Hong Kong Society of Accountants. Prior to 1981, Mr. Rempel served with Arthur Andersen & Co. in Canada and Bermuda.

Henry Hai-Lin Hu has been Executive Vice-President--Marketing of the Company since September 1998. Prior to joining the Company, from 1996 through 1998 Mr. Hu served in executive management positions with various Hong Kong toy manufacturers. Mr. Hu also served as the Chairman and Chief Executive Officer of Zindart Industrial Co., Ltd. from 1993 until 1996.

Shing Kam Ming has been the Senior Vice-President of the Company since January 1998. He also served as Chief Financial Officer until September 1998, when he was appointed Controller. Mr. Shing joined Creative Master Limited in March 1993 as Manager--Finance and Administration.

Paul Mo has served as the Company's Senior Vice-President--Marketing Services since August 1996 and as Secretary of the Company since September 1998. Mr. Mo joined the Company as Director of Engineering in November 1994 and helped establish the Company's first Dongguan factory. Prior to joining the Company, from 1992 to 1994 he was a General Manager of Sinomex (Hong Kong).

Denny Cheng has served as Vice-President--Marketing Services, Engineering since November 1996. Before joining the Company, Mr. Cheng served as an Engineering Manager with Sinomex (Hong Kong), a toy manufacturing company, from 1993 to 1996.

Chou Kong Seng has been a director of the Company since December 1997. Mr. Chou has been the Finance Director of Acma Limited, a Company listed on the Singapore stock exchange since 1994. He also serves as a Director of Acma Strategic Holdings Limited, a principal stockholder of the Company. Before joining Acma Limited, he was a senior manager with KPMG Peat Marwick LLP in Singapore.

Clayton K. Trier has indicated his willingness to serve as a director of the Company following completion of this offering. Since 1997, Mr. Trier has been a private investor. From 1993 through 1997, Mr. Trier served as the Chairman and Chief Executive Officer of U.S. Delivery Systems, a NYSE-listed local delivery company with offices nationwide. He founded U.S. Delivery Systems in 1993. U.S. Delivery Systems was aquired by Corporate Express Inc. in March 1996. From 1987 to 1991, Mr. Trier was co-Chief Executive Officer and President of Allwaste, Inc., a NYSE-listed company engaged in waste management. Mr. Trier was a Certified Public Accountant with Arthur Andersen & Co. in Houston, Texas and Hong Kong from 1974 to 1987, and was a partner there from 1983 to 1987.

Steve Gordon has indicated his willingness to serve as a director of the Company following the completion of this offering. Mr. Gordon has been a principal of, and performed the functions of chief executive officer for, TFS Limited, a direct response marketing and fulfillment services company, since 1995. Before joining TFS Limited, Mr. Gordon served as a Division Director of MBI, Inc., from 1985 to 1995, where he was responsible for certain die-cast products.

KEY EMPLOYEE

The Company also considers the following person to be important to its operations:

Albert Chui has served as Assistant Vice-President--Quality Assurance and Training since 1996. Before joining the Company, Mr. Chui served as a plant manager with Sunshine Toys Manufacturing Limited from 1995 to 1996. In addition, Mr. Chui worked as a quality manager with Artin Industries Company Limited from 1993 to 1994.

BOARD, BOARD COMMITTEES AND COMPENSATION

The Company intends to increase the number of directors to five and to appoint Messrs. Gordon and Trier as directors following completion of this offering.

The Company reimburses each director for reasonable expenses incurred in attending meetings of the Company's Board of Directors. Directors currently receive no other compensation for their services as Directors. Following completion of this offering, however, the Company intends to pay each non-employee director fee of $1,300 for each meeting attended by such director. Outside directors who serve on board committees will be paid a fee of $300 for each committee meeting attended by such director. Directors also will be eligible to receive grants of options under the Company's 1998 Stock Option Plan. See "--Compensation Pursuant to Plans" for additional details regarding the Company's 1998 Stock Option Plan.

Following completion of this offering, the Board of Directors intends to establish a two-person Audit Committee of the Board consisting of Messrs. Gordon and Trier. The Audit Committee will make recommendations to the Board of Directors regarding the selection of independent auditors, will review the results and scope of the audit and other services provided by the Company's independent certified public accountants and will review the Company's financial statements.

A Compensation Committee of the Board of Directors also will be established following completion of this offering, which will consist of Messrs. Gordon, Trier and Tong. The Compensation Committee will make recommendations to the Board of Directors concerning executive compensation and incentive compensation for officers and employees, including the administration of the Company's 1998 Stock Option Plan.

The Board of Directors currently has no standing Nominating Committee.

EMPLOYMENT AGREEMENTS

The Company is party to a consulting agreement with Acma Strategic Holdings Limited, which in turn has entered into a consulting agreement with Carl Tong & Associates Management Consultancy Limited, a company beneficially owned by Carl Ka Wing Tong ("Associates Management"), pursuant to which Mr. Tong acts as Managing Director of Acma Strategic Holdings Limited and performs certain other duties, including acting as the President and Chief Executive Officer of the Company. The terms of these agreements are described under "Transactions Involving Officers, Directors and Principal Stockholders--Tong Consulting Arrangement."

The Company also is party to a consulting agreement with Business Plus Consultants Limited, which is beneficially owned by Henry Hai-Lin Hu, under which Mr. Hu serves as Executive Vice-President --Marketing of the Company. See "Transactions Involving Officers, Directors and Principal Stockholders--Hu Consulting Agreement" for a discussion of the terms of Mr. Hu's agreement.

Consulting arrangements such as the Company's arrangements with Messrs. Tong and Hu are commonplace in Hong Kong.

In January 1996, the Company entered into a service agreement with Leo Sheck Pui Kwok pursuant to which he was appointed as an executive officer of the Company, effective as of February 1, 1996, for a term of three years. The appointment automatically renews for a one-year term on each anniversary beginning on February 1, 2000, unless either party provides six months written notice to terminate the agreement. Mr. Kwok receives a salary of $46,000 per year and a bonus of up to 2.5% of the Company's net after-tax profits on a consolidated basis, provided the Company achieves certain net income targets. In addition, the Company provides Mr. Kwok with a residence allowance of approximately $5,000 per month.

Other than Mr. Kwok as described above, the Company's executive officers and key employees are not subject to any noncompetition agreements or other contractual obligations regarding the confidentiality of this Company's trade secrets or other information. However, the Company is in the process of developing service contracts for all of its senior executives which will be executed prior to completion of this offering and which are expected to include certain restrictions against the executives' use of confidential information of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth certain information regarding compensation earned by each person who served as the Company's Chief Executive Officer during the year ended December 31, 1997 and its one other executive officer (the "Named Executive Officers") whose compensation exceeded $100,000 for that year:

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION(1)
                                                      --------------------------
                                               FISCAL
         NAME AND PRINCIPAL POSITION            YEAR     SALARY         BONUS
         ---------------------------           ------ ------------    ----------
Carl Ka Wing Tong--President, Chief Executive
 Officer and Chief Financial Officer.........   1997  $    115,000(2) $      --
                                                1996        88,000(2)        --
                                                1995        12,000(3)        --
Arthur Seidenfeld(4).........................   1997  $        --     $      --
                                                1996           --            --
                                                1995           --            --
Leo Sheck Pui Kwok--Chief Operating Officer..   1997  $     46,000    $    4,000
                                                1996        43,200           --
                                                1995       102,000(5)        --

--------
(1) Does not include dividends paid to the Named Executive Officers with respect to shares of stock of CML. See "Transactions Involving Officers, Directors and Principal Stockholders--Dividends" for a more information on these dividends.
(2) Represents compensation paid to Acma Strategic Holdings Limited for consulting services as described under "Transactions Involving Officers, Directors and Principal Stockholders--Tong Consulting Arrangement."
(3) Represents compensation paid to Carl Tong & Associates Management Consultancy Limited, a Company beneficially owned by Mr. Tong, for Mr. Tong's services. See "Transactions Involving Officers, Directors and Principal Stockholders--Tong Consulting Arrangement" for further information about these services.

(4) Mr. Seidenfeld served as Chief Executive Officer of the Company prior to the exchange reorganization completed on December 30, 1997, when Mr. Tong succeeded Mr. Seidenfeld as Chief Executive Officer. The Company was largely inactive during the periods shown, and Mr. Seidenfeld received no salary or bonuses during those periods. Mr. Seidenfeld, his mother and a company controlled by him are selling stockholders in this offering as described in more detail under "Principal Stockholders and Selling Stockholders."
(5) Represents compensation paid to Excel Master Limited, a company beneficially owned by Mr. Kwok at such time.

COMPENSATION PURSUANT TO PLANS

1998 STOCK OPTION PLAN. In September 1998, the Company's Board of Directors adopted the Company's 1998 Stock Option Plan (the "1998 Plan"), which is expected to be approved by the Company's stockholders in December 1998. The purpose of the 1998 Plan is to enable the Company to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 1998 Plan provides for the grant to officers, directors, or other key employees and consultants of the Company of options to purchase up to an aggregate of 420,000 shares of common stock. Concurrently with this offering, the Company intends to grant stock options under the 1998 Plan to certain directors, officers, employees and consultants to purchase an aggregate of 340,500 shares of common stock at an exercise price per share equal to the initial public offering price of common stock. It is expected that these options will vest and become exercisable as to 25% of the shares covered on the date six months from the date of grant. The remaining options will vest and become exercisable monthly pro rata over a 42-month period. It is proposed that Messrs. Tong and Kwok receive options to purchase 112,500 shares and 67,500 shares, respectively.

The 1998 Plan may be administered by the Board of Directors or a committee of the Board (in either case, the "Committee"), which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 1998 Plan. Options granted under the 1998 Plan may be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified options.

The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). The Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 1998 Plan or any other option plan adopted by the Company. Nonqualified options may be granted under the 1998 Plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

Subject to the limitations contained in the 1998 Plan, options become exercisable at such times and in such installments (but not less than 20% per year) as the Committee shall provide in the terms of each individual stock option agreement. The Committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, may be exercised during the first six months after such option is granted.

Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

Options granted under the 1998 Plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the Company). Options granted under the 1998 Plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 1998 Plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 1998 Plan is effective for ten years, unless sooner terminated or suspended.

PENSION PLAN. In January 1997, CML adopted a defined contribution pension plan (the "Pension Plan") which is available to all of the Company's Hong Kong employees with at least three months of continuous service. Participating employees may make monthly contributions to the Pension Plan of up to 5% of each employee's base salary, with matching contributions by the Company. The Hong Kong employees (or their beneficiaries) are entitled to receive their entire contribution and the Company's matching contributions, with accrued interest thereon, upon retirement or death of the employee. Upon resignation or termination (other than for serious misconduct), employees are entitled to receive their entire contributions to the Pension Plan, with accrued interest thereon, plus the vested portion of the Company's matching contributions. A participating employee becomes fully vested with respect to 30% of the Company's matching contributions to the Pension Plan after completing three years of service with the Company and becomes vested with respect to an additional 10% of the Company's matching contributions for each year of continuous service thereafter through year ten. CML's subsidiaries, Excel Master Limited and Carison Engineering Limited, have each adopted pension plans for their employees which are identical to the Pension Plan.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

The Company's Restated Certificate of Incorporation eliminates the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors, except (i) for breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption; and (iv) for transactions from which the director derived an improper personal benefit. The Restated Certificate of Incorporation also provides that the Company will indemnify its officers, directors and other eligible persons to the fullest extent permitted under the laws of the State of Delaware. The Company also intends to enter into indemnity agreements with each of its current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons to the maximum extent permitted under the laws of the State of Delaware, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under Delaware law.

The Company believes that it is the position of the Commission that, insofar as the forgoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended (the "Securities Act"), the provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

                 TRANSACTIONS INVOLVING OFFICERS, DIRECTORS AND
                             PRINCIPAL STOCKHOLDERS

Prior to this offering, the Company entered into transactions and business relationships with certain of its officers, directors and principal stockholders. The Company believes that all of the transactions were on terms no less favorable than the Company could have obtained from independent third parties. Any future transactions between the Company and its officers, directors or affiliates will be subject to approval by a majority of disinterested directors or stockholders in accordance with Delaware law.

HU CONSULTING AGREEMENT. In August 1998, the Company entered into a consulting agreement with Business Plus Consultants Limited ("Business Plus"), which is beneficially owned by Henry Hai-Lin Hu, the Company's Executive Vice-President--Marketing. For its services and the services of Mr. Hu, the Company has agreed to pay Business Plus a commission equal to 7.5% of all additional revenues of the Company generated by Business Plus, with a guaranteed monthly minimum fee of approximately $5,000, and all out-of-pocket expenses. The agreement has a two-year term and will continue thereafter unless terminated by either party upon three months prior written notice.

TONG CONSULTING ARRANGEMENT. In January 1996, the Company entered into a consulting agreement with Acma Strategic Holdings Limited ("Acma Strategic"), one of the principal stockholders of the Company. See "--Acma Consulting Arrangement" below. Mr. Tong is a Director and 10% shareholder of Acma Strategic. In turn, Acma Strategic entered into a consulting agreement with Associates Management, a company beneficially owned by Mr. Tong, pursuant to which Mr. Tong acts as a Director of Acma Strategic and performs such other duties as requested by Acma Strategic, including acting as President and Chief Executive Officer of the Company. Acma Strategic is a private investment company whose only investment is its ownership of common stock of the Company. Also, pursuant to the agreement between Associates Management and Acma Strategic, Associates Management is entitled to receive the entire amount of any bonus paid to Acma Strategic by the Company under the consulting agreement between the Company and Acma Strategic as described below. In 1996, 1997 and the nine months ended September 30, 1998, Acma Strategic paid consulting fees to Associates Management in the amounts of $239,000, $261,000 and $114,000, respectively, including bonuses.

ACMA CONSULTING ARRANGEMENT. In January 1996, the Company entered into a consulting agreement with Acma Strategic under which Acma Strategic is to receive an annual consulting fee of approximately $106,000. In addition, under the terms of the agreement the Company may, at its discretion, pay Acma Strategic a performance bonus of up to 2.5% of the Company's consolidated net after-tax profits (but not exceeding the highest bonus paid to any executive of CML). During 1996, 1997 and the nine months ended September 30, 1998, the Company paid consulting fees in the amounts of $88,000, $115,000 and $116,000, respectively, to Acma Strategic for consulting services provided. Pursuant to a consulting agreement between Acma Strategic and Associates Management, Acma Strategic pays Associates Management the amount of any bonus it receives from its consulting agreement with the Company. These services consisted primarily of management of manufacturing facilities, production design and personnel matters. The Company will discontinue its arrangement with Acma Strategic upon completion of this offering and assume the duties previously performed by Acma Strategic. Acma Strategic's immediate parent company, Acma Investments Pte., Ltd., is one of the selling stockholders in this offering. For additional information in this regard, see "Principal Stockholders and Selling Stockholders."

LOANS TO CML. Messrs. Kwok and Tong had outstanding certain non-interest bearing loans to CML in the amounts of $614,000 and $316,000, respectively as of December 31, 1996 and $612,000 and $316,000, respectively, as of December 31, 1997. The loans were repayable on demand. As of September 30, 1998, the outstanding balances of the loans were approximately $494,000 and $227,000, respectively. As of October 1, 1998, the principal amount of the outstanding loans from Messrs. Kwok and Tong were converted into non-interest bearing term loans which will be due and payable in six equal semi-annual installments commencing March 31, 1999 and ending September 30, 2001.

In addition, in 1997 Acma Strategic advanced $9,000 on CML's behalf, which was repaid, without any interest, in January 1998.

LOANS FROM COMPANY. During 1995, 1996 and 1997, Mr. Tong borrowed certain amounts from CML. The maximum balance of such loans at any one time was $124,000. The loans were non-interest bearing and were repayable on demand by CML. All loan transactions ceased upon the completion of the Company's exchange reorganization. The remaining outstanding balance of the loans were repaid in full in September 1998.

DIVIDENDS. During the year ended December 31, 1997, Carison Engineering Limited, a subsidiary 70% owned by the Company, paid a dividend in the amount of approximately $215,000. Mr. K.T. Yiu, Vice-President--Mold Engineering and Production of the Company and a 30% shareholder of Carison Engineering Limited, received approximately $64,500 of such dividend. For the year ended December 31, 1997, CML declared dividends in the amount of approximately $183,000 to Acma Strategic, approximately $108,000 to Leo Sheck Pui Kwok and approximately $32,000 to Carl Ka Wing Tong. These dividends were declared and will be paid strictly in accordance with their respective share holdings in CML of Acma Strategic and Messrs. Tong and Kwok.

GUARANTEES OF COMPANY DEBT. As of September 30, 1998, the Company had credit facilities with Hang Seng Bank, Banque Nationale de Paris, Bank of China and Commonwealth Finance Corporation Limited of $258,000, $194,000, $65,000 and $1,291,000, respectively, which Messrs. Tong and Kwok personally guarantee. The facilities also are secured by a mortgage on certain real property owned by Mr. Tong. Additionally, Acma Strategic guarantees certain of the Company's debt and Acma Ltd. has provided a standby letter of credit in favor of one of the Company's lenders to further secure the Company's obligations. As of September 30, 1998, the Company has outstanding balances under such facilities of approximately $303,000, $192,000, $36,000 and $972,000, respectively.
Approximately $1,000,000 of the net proceeds to the Company of this offering will be used to repay outstanding indebtedness under these facilities. Amounts repaid by the Company may be reborrowed from time-to-time in accordance with the terms of the credit facilities. The Company has arranged to eliminate the guarantees of Messrs. Tong and Kwok and Acma Strategic following completion of this offering.

WELLHOLDING LEASE. During the year ended December 31, 1996, the Company entered into a lease of a Hong Kong apartment from Wellholding Limited, a company beneficially owned by Leo Sheck Pui Kwok, the Chief Operating Officer of the Company. Mr. Kwok uses the apartment as his residence while in Hong Kong. The lease calls for total annual rentals of $59,000 and expires in August 2000.

                PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of common stock as of November 30, 1998, and as adjusted to reflect the sale of common stock offered hereby, by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of common stock, (ii) each selling stockholder, (iii) each director and director nominee of the Company, (iv) each Named Executive Officer of the Company, and (v) all directors, director nominees and executive officers of the Company as a group. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners. An asterisk denotes beneficial ownership of less than 1%.

                            COMMON STOCK OWNED        NUMBER OF      COMMON STOCK OWNED
                         PRIOR TO THE OFFERING(2)     SHARES TO   AFTER TO THE OFFERING(2)
                         ---------------------------   BE SOLD    ------------------------------
                          NUMBER OF      PERCENT OF    IN THE      NUMBER OF         PERCENT OF
NAME AND ADDRESS(1)        SHARES          CLASS      OFFERING      SHARES             CLASS
-------------------      -------------- ------------  ---------   --------------    ------------
Carl Ka Wing Tong(3)....        258,147          6.9%      --            258,147             4.9%
Leo Sheck Pui Kwok(4)...        564,948         15.1       --            564,948            10.7
Arthur Seidenfeld(5)....         74,724          2.0    74,724               --              --
Anne Seidenfeld.........          4,102           *      4,102               --              --
Modern Technology
 Corp. .................         37,575          1.0%   37,575               --              --
Clayton K. Trier........            --           --        --                --              --
Steve Gordon............            --           --        --                --              --
Acma Ltd. (6)...........      2,551,930         68.0   240,000(7)      2,311,930(7)         43.8(8)
Quek Sim Pin(9).........      2,551,930         68.0   240,000(7)      2,311,930(7)         43.8(8)
All directors, director
 nominees and executive
 officers as a group (10
 persons)...............        823,084         22.0       --            823,084            15.6

-------
(1) Except as otherwise indicated, the address of each principal stockholder is c/o the Company at Casey Ind. Bldg., 8th Floor, 18 Bedford Rd., Taikoktsui, Kowloun, Hong Kong.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3) Mr. Tong is a Managing Director and 10% shareholder of Acma Strategic Holdings Limited. As such, Mr. Tong shares investment and voting power with respect to the shares shown as beneficially owned by Acma Strategic Holdings Limited, as to which he disclaims beneficial ownership. Acma Strategic Holdings Limited guarantees a banking facility of the Company.
(4) The shares shown are held of record by Superego, Inc., a British Virgin Islands company beneficially owned by Mr. Kwok.

(5) Includes 4,102 shares being offered hereby by Anne Seidenfeld, Mr. Seidenfeld's mother, and 37,575 shares being offered hereby by Modern Technology Corp., a company controlled by Mr. Seidenfeld. Mr. Seidenfeld served as a director and Chief Executive Officer of the Company until completion of the exchange reorganization on December 30, 1997. Mr. Seidenfeld is not an affiliate of the Company and, except as described, has not been an affiliate or had any material relationship with the Company during the past three years.
(6) The shares shown as being owned by Acma Ltd. consist of 1,838,157 shares held of record by Acma Strategic Holdings Limited and an additional 713,773 shares held of record by Acma Investments Pte., Ltd., a wholly-owned subsidiary of Acma Ltd. Acma Investments Pte., Ltd., is a 90% shareholder of Acma Strategic Holdings Limited. Acma Strategic Holdings Limited has guaranteed the Company's indebtedness under its bank credit facilities and Acma Ltd. has provided a standby letter of credit in favor of one of the Company's lenders. Acma Ltd.'s address is 17 Jurong Port Singapore 619092.
(7) Acma Investments Pte., Ltd. will sell 240,000 shares of common stock if the Underwriters' over-allotment option is exercised in full. See "Underwriting" for more information regarding the over-allotment option.
(8) Assumes the Underwriters' over-allotment option is exercised in full.
(9) The shares shown consist of the shares owned beneficially by Acma Ltd., of which Quek Sim Pin is a director and principal stockholder. As such, Mr. Quek also may be deemed to beneficially own such shares. Mr. Quek's address is c/o Acma Ltd., 17 Jurong Port Singapore 619092.

                             CHANGE IN ACCOUNTANTS

Effective April 30, 1998, Greenberg & Company, LLC ("Greenberg"), which had been the Company's auditor prior to the exchange reorganization, resigned as the independent accountants of the Company. The Company's Board of Directors approved the appointment of Arthur Andersen & Co. as its new independent accountants on April 30, 1998.

Greenberg's report on the Company's financial statements for the past two years did not contain an adverse opinion or disclaimer, and was not modified as to uncertainty, audit scope or accounting principles during that period. The Company did not have any disagreements with Greenberg on any matter of accounting principles, financial statements, auditing scope or procedure during that period.

                          DESCRIPTION OF CAPITAL STOCK

The current authorized capital stock of the Company consists of 60,000,000 shares of common stock, par value $.0001 per share, 3,749,810 shares of which were issued and outstanding as of November 24, 1998. Prior to completion of this offering, the Company intends to amend and restate its Certificate of Incorporation to reduce the authorized shares of capital stock to 30,000,000 shares, consisting of 25,000,000 shares of common stock and 5,000,000 newly authorized shares of preferred stock, $.0001 par value. The Restated Certificate of Incorporation also will effect a 3-for-4 reverse split of the outstanding common stock.

COMMON STOCK

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by the Company hereby, when issued against the consideration set forth in this Prospectus, will be, validly issued, fully-paid and nonassessable.

PREFERRED STOCK

Under the Company's Restated Certificate of Incorporation, the Board of Directors will be authorized, subject to any limitations prescribed by the laws of the State of Delaware, but without further action by the Company's stockholders, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

The Company has no current plan or intention to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

Jersey Transfer and Trust Co., in Verona, New Jersey, serves as transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

SHARES OUTSTANDING AND FREELY TRADEABLE AFTER OFFERING. Upon completion of this offering, the Company will have 5,275,086 shares of common stock outstanding. The 1,525,276 shares to be sold by the Company in this offering (and all shares sold by the selling stockholders) will be freely tradeable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of the Company, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144. Of the remaining outstanding shares, approximately 3,375,012 shares are "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. All of these restricted shares of common stock will become eligible for resale under Rule 144 commencing December 30, 1998. The Company's directors and officers and certain of its stockholders who collectively hold an aggregate of 3,604,500 shares, have agreed not to sell, directly or indirectly, any shares owned by them for a period of six months after the date of the completion of this offering without the prior written consent of the Representative. Upon the expiration of this six month lock-up period (or earlier upon the consent of the Representative), all of these shares will become eligible for sale subject to the restrictions of Rule 144.

RULE 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 52,750 shares after this offering) and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

FORM S-8 REGISTRATION OF OPTIONS. The Company intends to file a Registration Statement on Form S-8 covering the shares of common stock that have been reserved for issuance under the 1998 Plan, which would permit the resale of such shares in the public market.

EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK. The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Underwriters named below, for whom Cruttenden Roth Incorporated is acting as Representative, have agreed to purchase from the Company and the selling stockholders, and the Company and the selling stockholders have agreed to sell to the Underwriters, the respective number of shares of common stock set forth opposite each Underwriter's name below.

                                                                        NUMBER
  UNDERWRITERS                                                         OF SHARES
  ------------                                                         ---------
  Cruttenden Roth Incorporated........................................
      Total........................................................... 1,600,000
                                                                       =========

The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company's counsel and independent public accountants. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all the shares of common stock if any are purchased.

The Company and the selling stockholders have been advised by the Representative that the Underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at such price
less a concession not in excess of $    per share. The Underwriters may allow,
and such selected dealers may reallow, a discount not in excess of $    per
share to certain brokers and dealers. After the public offering of the shares, the public offering price and other selling terms may be changed by the Representative. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this prospectus.

Acma Investments Pte., Ltd., a wholly-owned subsidiary of Acma Ltd., has granted an option to the Underwriters, exercisable for a period of 45 days after the date of this prospectus, to purchase up to an additional 240,000 shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportion as set forth in the above table.

The Company's directors and officers and certain of its stockholders who own an aggregate of 3,604,500 shares of common stock have agreed that they will not, without the prior written consent of Cruttenden Roth Incorporated (which consent may be withheld in its sole discretion) and subject to certain limited exceptions, offer, pledge, sell, contract to sell, sell any option or contract to purchase, sell short, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of six months after the date of completion this offering. Cruttenden Roth Incorporated, on behalf of the Underwriters, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that, for a period of six months after the date of completion of this offering, it will not, without the consent of Cruttenden Roth Incorporated, make any offering, purchase, or sale or other disposition of any shares of common stock of the Company or other securities convertible into or exchangeable or exercisable for shares of common stock (or agreement for such) except for the grant of options to purchase shares of common stock pursuant to the 1998 Plan and shares of common stock issued pursuant to the exercise of options granted under such plan. See "Management--Compensation Pursuant to Plans" and "Shares Eligible for Future Sale" for a description of these shares.

The Company has agreed to issue to the Representative, for a total of $160, warrants to purchase up to 160,000 shares of common stock at an exercise price per share equal to 165% of the initial public offering price of the shares in this offering. The exercise price of the Representative's Warrants has been determined by negotiations between the Company and the Representative. The exercise price of the Representative's Warrants is one of the factors used by the National Association of Securities Dealers, Inc. ("NASD") under its Corporate Financing Rule to determine whether the total compensation paid to an underwriter and its associated and related persons for services in connection with a public offering is excessive. The sole factor considered by the Company and the Representative in negotiating the exercise price of the Representative's Warrants in this offering was to select an amount that would not be considered excessive under the NASD's Corporate Financing Rule in light of the total compensation payable by the Company in connection with this offering. The Representative's Warrants will be exercisable for a period of four years beginning one year after the date of this prospectus and may not be transferred, assigned or hypothecated for a period of one year, except to officers of the Representative or any successors thereof. The Representative's Warrants include a "net" exercise provision permitting the holders to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the Representative's Warrants. The holders of the Representative's Warrants will have no voting, dividend or other stockholder rights until the Representative's Warrants are exercised. In addition, the Company has granted certain rights to the holders of the Representative's Warrants to register the common stock underlying the Representative's Warrants under the Securities Act. The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the total offering proceeds from the sale of shares of common stock by them, of which the Company has already paid $50,000.

The Representative has advised the Company that it does not expect any sales of the shares of common stock offered hereby to be made to discretionary accounts controlled by the Underwriters.

Although the Company's common stock has been traded on the OTC Electronic Bulletin Board prior to this offering, trading has been extremely limited and sporadic. Moreover, there are less than 374,800 shares of common stock in the public float. As there has been no active trading market for the common stock prior to this offering, the Company and the Representative believe that prices for the common stock on the OTC Electronic Bulletin Board do not reflect the trading prices that the common stock would receive if an established and active trading market existed. Accordingly, the Company is determining the price of the common stock in this offering in the same manner that the price of common stock offered in an initial public offering is determined -- through consultation and negotiation with the Representative of the Underwriters. Among the factors to be considered in such negotiations are the preliminary demand for the common stock, the prevailing market and economic conditions, the Company's results of operations, estimates of the business potential and earnings prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management, the number of shares of common stock being offered and the total number of shares to be outstanding upon completion of this offering, the price that purchasers might be expected to pay for the common stock given the nature of the Company and the general condition of the securities markets at the time of the offering, the consideration of these factors in relation to the market valuation of comparable companies in related businesses or whose operations are conducted in the same geographic area as those of the Company and the current condition of the markets in which the Company operates. The Company believes that the primary factors justifying a higher price for the common stock in this offering than that quoted on the OTC Electronic Bulletin Board are an assessment of the market prices and price-earnings ratios of publicly-traded companies engaged in activities considered comparable to the Company's business and the sales and earnings of the Company in recent periods. There can be no assurance that an active trading market will develop for the common stock after this offering or that the common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

The Underwriting Agreement provides that the Company and the selling stockholders will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof. The Company is generally obligated to indemnify the Underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this prospectus or in related documents filed with the Securities and Exchange Commission or with any state securities administrator or arising out of any omission to state in any of such documents any material fact required to be stated in such documents or necessary to make the statements made in such documents, in light of the circumstances under which they were made, not misleading. In addition, the Company is generally obligated to indemnify the Underwriters and their respective controlling persons in connection with losses or claims arising out of any breach of any representation, warrant, agreement or covenant of the Company contained in the Underwriting Agreement. Each of the selling stockholders has similar indemnification obligations to the Underwriters and their respective controlling persons in connection with losses or claims arising out of its representations, warranties, agreements, covenants, statements and omissions.

The foregoing is a summary of the principal terms of the Underwriting Agreement and the Representative's Warrants, it does not purport to be complete and is qualified in its entirety by reference to the form of Underwriting Agreement and the form of Representative's Warrant which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

To facilitate this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the Underwriters may over-allot shares in connection with this offering, i.e. sell more shares than are set forth on the cover page of this prospectus, thereby creating a "short position" in the Underwriters' syndicate account. To cover such over-allotments or to stabilize the market price of the shares, the Underwriter may bid for, and purchase, shares in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Any of these activities may maintain the market price of the shares at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time.

                                 LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for the Company by Troy & Gould Professional Corporation, Los Angeles, California. The Fada Law Firm, Beijing, China, and Angela Wang & Co., Hong Kong, have acted as counsel to the Company with respect to certain matters of Chinese law and Hong Kong law, respectively. Freshman, Marantz, Orlanski, Cooper & Klein, a Law Corporation, Beverly Hills, California, has acted as counsel to the Underwriters in connection with certain legal matters related to this offering.

                                    EXPERTS

The financial statements of the Company as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 included in this prospectus have been audited by Arthur Andersen & Co., independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

The Company has filed with the Commission, a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the Registration Statement, and such exhibits and schedules. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the Registration Statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the Registration Statement may be accessed at the Commission's Web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Public Accountants.................................  F-2

Consolidated Balance Sheets--as of December 31, 1996 and 1997 (audited)
 and as of September 30, 1998 (unaudited)................................  F-3

Consolidated Statements of Operations--for each of the three years ended
 December 31, 1995, 1996 and 1997 (audited) and for each of the nine-
 month periods ended September 30, 1997 and 1998 (unaudited).............  F-4

Consolidated Statements of Cash Flows--for each of the three years ended
 December 31, 1995, 1996 and 1997 (audited) and for each of the nine-
 month periods ended September 30, 1997 and 1998 (unaudited).............  F-5

Consolidated Statements of Changes in Stockholders' Equity--for each of the three years ended December 31, 1995, 1996 and 1997 (audited) and for the nine-month period ended September 30, 1998 (unaudited)..............  F-7

Notes to Consolidated Financial Statements...............................  F-8

After the three-for-four reverse stock split and the reduction in authorized share capital discussed in Note 16 to Creative Master International, Inc.'s consolidated financial statements are effected, we expect to be in a position to render the following auditors' report.

ARTHUR ANDERSEN & CO.
Certified Public Accountants
Hong Kong

Hong Kong,
September 30, 1998.

                   "REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of Creative Master
International, Inc.:

We have audited the accompanying consolidated balance sheets of Creative Master International, Inc. (a company incorporated in the State of Delaware, United States of America; formerly known as Davin Enterprises, Inc.; "the Company") and Subsidiaries ("the Group") as of December 31, 1996 and 1997, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 1995, 1996 and 1997. These financial statements give retroactive effect, for all years presented, to the acquisition of Creative Master Limited as a reverse acquisition as described in Note 2 to the accompanying financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Creative Master International, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997, after giving retroactive effect to the acquisition of Creative Master Limited as a reverse acquisition as described in Note 2 to the accompanying financial statements, in conformity with generally accepted accounting principles in the United States of America."

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   AS OF DECEMBER 31, 1996 AND 1997 (AUDITED)
                       AND SEPTEMBER 30, 1998 (UNAUDITED)
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

                                                     DECEMBER 31,
                                                     ------------ SEPTEMBER 30,
                                                NOTE 1996   1997      1998
                                                ---- ----- ------ -------------
                                                     $'000 $'000      $'000
                                                                   (UNAUDITED)
                    ASSETS
                    ------
Current assets:
  Cash and bank deposits.......................  19    435    471       889
  Accounts receivable, net.....................   5  1,733  2,827     5,098
  Deposits and prepayments.....................   6    204    307       644
  Inventories, net.............................   7  1,544  2,928     3,331
  Due from a related company...................  20     41    --        --
                                                     ----- ------    ------
    Total current assets.......................      3,957  6,533     9,962
Machinery, equipment and capital leases, net...   8  2,398  3,155     4,854
Long-term investment...........................   9      1      1         1
Deferred stock issuance costs..................        --     --        132
Goodwill.......................................  10    395    810       740
Deferred taxation..............................  14      1    --        --
                                                     ----- ------    ------
    Total assets...............................      6,752 10,499    15,689
                                                     ===== ======    ======
        LIABILITIES, MINORITY INTERESTS
           AND STOCKHOLDERS' EQUITY
        -------------------------------
Current liabilities:
  Short-term bank borrowings...................  11    782  1,290     1,503
  Capital lease obligations, current portion...  12    258    764       456
  Accounts payable.............................      1,512  1,908     3,474
  Deposits from customers......................        --     560       438
  Accrued liabilities..........................  13    979  1,579     2,699
  Due to directors.............................  20    879    861       670
  Due to parent company........................  20    --       9       --
  Taxation payable.............................  14     18     68       161
  Dividend payable.............................        --     323       323
                                                     ----- ------    ------
    Total current liabilities..................      4,428  7,362     9,724
Capital lease obligations, non-current
 portion.......................................  12    245    266       502
Deferred taxation..............................  14    --      57       263
                                                     ----- ------    ------
    Total liabilities..........................      4,673  7,685    10,489
                                                     ----- ------    ------
Minority interests.............................        --      75       387
                                                     ----- ------    ------
Stockholders' equity:
  Common stock, par value $0.0001; authorized
   25,000,000 shares; outstanding and fully
   paid 3,749,810 shares.......................  16      1      1         1
  Preferred stock, par value $0.0001;
   authorized 5,000,000 shares; nil
   outstanding.................................        --     --        --
  Additional paid-in capital...................      1,202  1,401     1,401
  Retained earnings............................        872  1,337     3,411
  Cumulative translation adjustments...........          4    --        --
                                                     ----- ------    ------
    Total stockholders' equity.................      2,079  2,739     4,813
                                                     ----- ------    ------
    Total liabilities, minority interests and
     stockholders' equity......................      6,752 10,499    15,689
                                                     ===== ======    ======

   The accompanying notes are an integral part of these financial statements.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 (AUDITED) AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

                                                                  NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                               -------------------------------  ----------------------
                          NOTE   1995       1996       1997        1997        1998
                          ---- ---------  ---------  ---------  ----------- ----------
                                 $'000      $'000      $'000       $'000      $'000
                                                                (UNAUDITED) (UNAUDITED)
Net sales...............   21      9,982     14,054     16,211      13,090     24,129
Cost of goods sold......          (7,878)    (9,782)   (12,703)    (10,466)   (18,303)
                               ---------  ---------  ---------   ---------  ---------
  Gross profit..........           2,104      4,272      3,508       2,624      5,826
Selling, general and
 administrative
 expenses...............          (2,394)    (2,552)    (1,921)     (1,964)    (3,070)
Interest income.........             --         --         112         108         17
Interest expense........             (88)      (140)      (216)       (192)      (208)
Other income (expenses),
 net....................             (96)      (567)      (137)        150        231
Gain on dilution of
 equity interest in a
 subsidiary.............             --         --         --          --          77
Reorganization expense..   15        --         --        (284)        --         --
Amortization of
 goodwill...............             (33)       (44)       (62)        (37)       (70)
                               ---------  ---------  ---------   ---------  ---------
  Income (Loss) before
   income taxes and
   minority interests...            (507)       969      1,000         689      2,803
Provision for income
 taxes..................   14        (52)      (154)      (130)       (128)      (359)
                               ---------  ---------  ---------   ---------  ---------
  Income (Loss) before
   minority interests...            (559)       815        870         561      2,444
Minority interests......             --         --         (82)        --        (370)
                               ---------  ---------  ---------   ---------  ---------
  Net income (loss).....            (559)       815        788         561      2,074
                               =========  =========  =========   =========  =========
Net income (loss) per
 common share...........  4.K  $   (0.16) $    0.23  $    0.22   $    0.16  $    0.55
                               =========  =========  =========   =========  =========
Weighted average number
 of common shares
 outstanding............       3,604,500  3,604,500  3,605,296   3,604,500  3,749,810
                               =========  =========  =========   =========  =========

   The accompanying notes are an integral part of these financial statements.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 (AUDITED) AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

                                      YEAR ENDED          NINE MONTHS ENDED
                                    DECEMBER  31,           SEPTEMBER 30,
                                  --------------------  ----------------------
                                  1995   1996    1997      1997        1998
                                  -----  -----  ------  ----------- ----------
                                  $'000  $'000  $'000      $'000      $'000
                                                        (UNAUDITED) (UNAUDITED)
Cash flows from operating
 activities:
Net income (loss)................ (559)    815     788       561       2,074
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in) operating
 activities--
  Depreciation of machinery and
   equipment.....................  320     448     469       317         473
  Net (gain) loss on disposals of
   machinery and equipment.......   20      12      (6)      --          --
  Net (gain) loss on disposal of
   short-term investments........  (14)      2     --        --          --
  Write-back of receivable from
   minority interests............  --     (112)    --        --          --
  Write-down of long-term
   investment....................  235     449     --        --          --
  Reorganization expense.........  --      --      199       --          --
  Amortization of goodwill.......   33      44      62        37          70
  Minority interests.............  --      --       82       --          370
  Deferred income taxes..........  --       37      58       (29)        184
(Increase) Decrease in operating
 assets--
  Accounts receivable, net....... (471)   (766) (1,094)   (1,334)     (2,271)
  Deposits and prepayments.......  (15)   (130)      7    (1,050)       (337)
  Inventories, net...............  200    (980) (1,161)     (478)       (403)
Increase (Decrease) in operating
 liabilities--
  Accounts payable...............  143     598     234       (72)      1,566
  Deposits from customers........  --      --      560       --         (122)
  Accrued liabilities............   64     600     439       995       1,120
  Due to parent company..........  --      --        9       --           (9)
  Taxation payable............... (164)     31      50        51         113
                                  ----   -----  ------    ------      ------
    Net cash provided by (used
     in) operating activities.... (208)  1,048     696    (1,002)      2,828
                                  ----   -----  ------    ------      ------
Cash flows from investing
 activities:
  Acquisition of machinery and
   equipment..................... (474)   (804)    (24)       (9)     (1,532)
  Proceeds from disposals of
   machinery and equipment.......  --        8     --        --          --
  Proceeds from disposal of
   short-term investments........  136      12     --        --          --
  Net cash outflow from
   acquisition of a subsidiary...  --      (29)     (1)      --          --
  Decrease (Increase) in due from
   a related company.............  --      (41)     41        41         --
  Decrease (Increase) in due from
   directors.....................  303     --      --        --          --
                                  ----   -----  ------    ------      ------
    Net cash (used in) provided
     by investing activities.....  (35)   (854)     16        32      (1,532)
                                  ----   -----  ------    ------      ------

                                                               (To be continued)

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 (AUDITED)
     AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED) (CONT'D)
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

                                          YEAR ENDED           NINE MONTHS ENDED
                                         DECEMBER 31,            SEPTEMBER 30,
                                       -------------------  -----------------------
                                       1995   1996   1997      1997        1998
                                       -----  -----  -----  ----------- -----------
                                       $'000  $'000  $'000     $'000       $'000
                                                            (UNAUDITED) (UNAUDITED)
Cash flows from financing activities:
  Increase (Decrease) in bank
   overdrafts........................   --      25     (28)     (25)         --
  New short-term bank loans..........   651    564   1,097      907        2,450
  Repayment of short-term bank
   loans.............................  (295)  (468)   (825)    (452)      (2,386)
  Increase (Decrease) in import trust
   receipts bank loans...............     2    166      77      (76)         149
  Repayment of capital element of
   capital lease obligations.........  (203)  (206)   (605)    (279)        (712)
  Stock issuance costs paid..........   --     --      --       --          (132)
  (Decrease) Increase in due to
   directors.........................   238     34     (18)     727         (190)
  Decrease in due to a related
   company...........................   --     --     (363)     --           --
  Finance from minority interests of
   a subsidiary......................   --     --      --       --             1
  Dividends paid to minority
   interests of a subsidiary.........  (370)   --       (7)     --           (58)
                                       ----   ----   -----     ----       ------
    Net cash (used in) provided by
     financing activities............    23    115    (672)     802         (878)
                                       ----   ----   -----     ----       ------
  Effect of cumulative translation
   adjustments.......................    (1)   --       (4)      (2)         --
                                       ----   ----   -----     ----       ------
  Net increase (decrease) in cash and
   bank deposits.....................  (221)   309      36     (170)         418
  Cash and bank deposits, as of
   beginning of year/period..........   347    126     435      435          471
                                       ----   ----   -----     ----       ------
  Cash and bank deposits, as of end
   of year/period....................   126    435     471      265          889
                                       ====   ====   =====     ====       ======


   The accompanying notes are an integral part of these financial statements.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

         FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 (AUDITED)
              AND NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

                               COMMON STOCK                                CUMULATIVE
                          -----------------------   ADDITIONAL    RETAINED TRANSLATION
                          NUMBER OF SHARES AMOUNT PAID-IN CAPITAL EARNINGS ADJUSTMENTS
                          ---------------- ------ --------------- -------- -----------
                                '000       $'000       $'000       $'000      $'000
Balance as of December
 31, 1994...............       3,605           1       1,202         986          6
Net loss................         --          --          --         (559)       --
Dividends...............         --          --          --         (370)       --
Translation
 adjustments............         --          --          --          --           1
                               -----       -----       -----       -----      -----
Balance as of December
 31, 1995...............       3,605           1       1,202          57          7
Net income..............         --          --          --          815        --
Translation
 adjustments............         --          --          --          --          (3)
                               -----       -----       -----       -----      -----
Balance as of December
 31, 1996...............       3,605           1       1,202         872          4
Effect of the exchange
 reorganization                  145         --          --          --         --
Reorganization expense
 contributed by
 stockholders (Note
 15)....................         --          --          199         --         --
Net income..............         --          --          --          788        --
Dividends...............         --          --          --         (323)       --
Translation
 adjustments............         --          --          --          --          (4)
                               -----       -----       -----       -----      -----
Balance as of December
 31, 1997...............       3,750           1       1,401       1,337        --
Net income (unaudited)..         --          --          --        2,074        --
                               -----       -----       -----       -----      -----
Balance as of September
 30, 1998 (unaudited)...       3,750           1       1,401       3,411        --
                               =====       =====       =====       =====      =====


   The accompanying notes are an integral part of these financial statements.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Creative Master International, Inc. ("the Company") is incorporated in the State of Delaware, United States of America. With effect from March 2, 1998, the Company changed its name from Davin Enterprises, Inc. to Creative Master International, Inc., the present one.

During the period from January 1, 1995 (the earliest date covered by this report) to December 30, 1997, the Company's sole asset was investment in a 9.6% interest in Target Vision Inc., a company incorporated in the State of Delaware, United States of America, which was principally engaged in the trading of communication systems.

ACQUISITION OF CML

On December 30, 1997, the Company acquired 100% interest in Creative Master Limited ("CML"; a company incorporated in Hong Kong) by issuing 3,604,500 shares of common stock of par value $0.0001 each (after the reverse stock splits and the redenominations of par value as described in Note 16) to Acma Strategic Holdings Limited ("ASHL"; a company incorporated in Hong Kong),
Mr. Leo Sheck-Pui Kwok and Mr. Carl Ka-Wing Tong. ASHL is 90% owned by Acma Ltd., a company incorporated in Singapore and listed on the Singapore Stock Exchange Limited, and 10% owned by Mr. Carl Ka-Wing Tong. CML and its subsidiaries ("the CML Group") are principally engaged in the manufacturing of collectible replica racing and classic cars for sale to customers in the United States of America and Europe. The CML Group maintains its head office in Hong Kong, where it coordinates sales and marketing, purchasing and administrative functions. Its production facilities are located in Guangdong Province, the People's Republic of China ("the PRC").

2. BASIS OF PRESENTATION

The acquisition of CML by the Company on December 30, 1997 has been treated as a reverse acquisition since CML is the continuing entity as a result of the exchange reorganization. On this basis, the historical financial statements prior to December 30, 1997 represent the consolidated financial statements of the CML Group. The historical stockholders' equity accounts of the Company as of December 31, 1995 and 1996 represented 3,604,500 shares of common stock of par value $0.0001 each (after the effect of the reverse stock splits and the redenominations of par value as described in Note 16) issued in connection with the acquisition. The original 145,310 shares of common stock of par value $0.0001 each outstanding prior to the exchange reorganization (after the effect of the reverse stock splits and the redenominations of par value as described in Note 16) have been reflected as an addition in the historical stockholders' equity accounts of the Company on December 30, 1997.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

3. SUBSIDIARIES

Details of the Company's subsidiaries (which together with the Company are collectively referred to as "the Group") as of December 31, 1997 were as follows:

                                            PERCENTAGE OF
                               PLACE OF    EQUITY INTEREST
NAME                         INCORPORATION      HELD        PRINCIPAL ACTIVITIES
----                         ------------- --------------- ----------------------
Creative Master Limited....    Hong Kong        100%       Manufacturing and
                                                           trading of collectible
                                                           replica products

Excel Master Limited.......    Hong Kong        100%       Trading of collectible
                                                           replica products

Mastercraft Engineering        Hong Kong        100%       Manufacturing of
 Limited ..................
 (formerly known as Queenex                    Note b      molds
 Enterprises Limited)

Carison Engineering Limited    Hong Kong         70%       Manufacturing of
 ..........................
 (formerly known as Carison                                molds
 Limited)
 (Note c)

Techtime Industries            Hong Kong         55%
 Limited...................                                Manufacturing of
                                                           collectible replica
                                                           products

Dongguan Chuangying Toys...     The PRC        Note a      Manufacturing of
 Factory Co., Ltd.                                         collectible replica
                                                           products

--------
Notes
 a Dongguan Chuangying Toys Factory Co., Ltd. is a contractual joint venture established in the PRC to be operated for 12 years until October 2006. Under the joint venture agreement dated September 10, 1994 and the supplemental agreement dated April 1, 1996, the Group's joint venture partner is not entitled to any profit of the joint venture and is not responsible for any loss of the joint venture. In view of the profit sharing arrangement, the joint venture is regarded as 100% owned by the Company.

 b Effective from April 15, 1998, Queenex Enterprises Limited changed its name to Mastercraft Engineering Limited ("MEL"), the present one. Prior to April 14, 1998, MEL was 100% owned by the Group. On April 14, 1998, MEL issued 9,000 shares of common stock of par value $0.129 each (equivalent of HK$1 each) to three parties which are not involved in management of the Company at par and 11,000 shares of common stock to the Group at par. As a result, the Group's equity interest in MEL was diluted from 100% to 70%, and recognized a gain on dilution of approximately $77,000.

 c Effective from May 20, 1998, Carison Limited changed its name to Carison Engineering Limited, the present one.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, its subsidiaries and its contractual joint venture which is considered as a de facto subsidiary. All material intra-group balances and transactions have been eliminated on consolidation.

B GOODWILL

Goodwill, being the excess of cost over the fair value of the Group's share of net assets of subsidiaries acquired, is amortized on a straight-line basis over ten years. The amortization recorded during the years ended December 31, 1995, 1996 and 1997 was approximately $33,000, $44,000 and $62,000, respectively, and during the nine months ended September 30, 1997 and 1998 was approximately $37,000 and $70,000, respectively. Accumulated amortization as of December 31, 1996 and 1997 and September 30, 1998 was approximately $77,000, $139,000 and $209,000, respectively. Management assesses the carrying amount and the remaining life of the goodwill annually, taking into consideration current operating results and future prospects of the subsidiaries.

C CONTRACTUAL JOINT VENTURE

A contractual joint venture is an entity established between the Group and one or more other parties, with the rights and obligations of the joint venture partners governed by a contract. If the Group owns more than 50% of the joint venture and is able to govern and control its financial and operating policies and its board of directors, such joint venture is considered as a de facto subsidiary and is accounted for as a subsidiary.

D INVENTORIES

Inventories are stated at the lower of cost, on a first-in first-out basis, and market value. Costs of work-in-process and finished goods are composed of direct materials, direct labor and an attributable portion of production overhead.

E MACHINERY, EQUIPMENT AND CAPITAL LEASES

Machinery, equipment and capital leases are recorded at cost. Gains or losses on disposals are reflected in current operations. Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows: machinery and tools 3 to 10 years, leasehold improvements 3 to 10 years, furniture and office equipment 3 to 5 years, and motor vehicles--3 to 4 years. All ordinary repair and maintenance costs are expensed as incurred.

The Group recognizes an impairment loss on machinery and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of the asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

F LONG-TERM INVESTMENTS

Investments held for the long-term are stated at lower of cost and net realizable value. Income from investments is accounted for to the extent of dividends received and receivable. Management assesses the carrying cost annually, taking into account of operating results and future prospects of the long-term investments. The write-downs recorded during the year ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998 were $235,000, $449,000, nil, nil and nil, respectively. Accumulated write-down as of December 31, 1996, 1997 and September 30, 1998 was $684,000.

G NET SALES

Net sales represent the invoiced value of merchandise/molds supplied to customers, net of sales returns and allowances. Sales are recognized upon delivery of goods and passage of title to customers.

Deposits or advanced payments from customers prior to delivery of goods and passage of title are recorded as deposits from customers.

H INCOME TAXES

The Group accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

I OPERATING LEASES

Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

J FOREIGN CURRENCY TRANSLATION

The translation of the financial statements of subsidiaries into United States dollars is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet dates and for revenue and expense accounts using an average exchange rate during each reporting period. The gains or losses resulting from translation are included in stockholders' equity separately as cumulative translation adjustments. Aggregate losses (gains) from foreign currency transactions included in the results of operations for the years ended December 31, 1995, 1996 and 1997 were approximately $20,000, $104,000 and
$47,000, respectively, and for the nine months ended September 30, 1997 and 1998 were approximately $29,000 and ($117,000), respectively.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

K NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per common share is computed in accordance with Statement of Financial Accounting Standards No. 128 by dividing net income (loss) for each year/period by the weighted average number of shares of common stock outstanding during the year/period, as if the common stock issued for the acquisition of CML (see Note 1) and the reverse stock splits and the redenominations of par value (see Note 16) had been consummated prior to the years/periods presented. The weighted average number of shares used to compute net income (loss) per common share for the year ended December 31, 1995, 1996 and 1997 was 3,604,500, 3,604,500 and 3,605,296, respectively, and for the nine months ended September 30, 1997 and 1998 was 3,604,500 and 3,749,810,
respectively.

L USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

M FAIR VALUE OF FINANCIAL INSTRUMENTS

The Group's financial instruments are carried at cost, which approximate their fair values.

5. ACCOUNTS RECEIVABLE

Accounts receivable comprised:

                                                   DECEMBER 31,
                                                   --------------  SEPTEMBER 30,
                                                    1996    1997       1998
                                                   ------  ------  -------------
                                                   $'000   $'000       $'000
                                                                    (UNAUDITED)
Trade receivables.................................  1,857   2,966      5,231
Less: Allowance for doubtful accounts.............   (124)   (139)      (133)
                                                   ------  ------      -----
Accounts receivable, net..........................  1,733   2,827      5,098
                                                   ======  ======      =====

6. DEPOSITS AND PREPAYMENTS

Deposits and prepayments comprised:

                                                   DECEMBER 31,
                                                   --------------  SEPTEMBER 30,
                                                    1996    1997       1998
                                                   ------  ------  -------------
                                                   $'000   $'000       $'000
                                                                    (UNAUDITED)
Deposits for acquisition of molds.................     105     149      430
Rental and utility deposits.......................      38      69      115
Prepayments.......................................      32      83       76
Others............................................      29       6       23
                                                    ------  ------      ---
                                                       204     307      644
                                                    ======  ======      ===

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

7. INVENTORIES

Inventories comprised:

                                                 DECEMBER 31,
                                                 --------------  SEPTEMBER 30,
                                                  1996    1997       1998
                                                 ------  ------  -------------
                                                 $'000   $'000       $'000
                                                                  (UNAUDITED)
Raw materials...................................    911   1,358      1,548
Work-in-process.................................    229     722        877
Finished goods..................................    431     959      1,007
                                                 ------  ------      -----
                                                  1,571   3,039      3,432
Less: Allowance for slow-moving and obsolete
 inventories....................................    (27)   (111)      (101)
                                                 ------  ------      -----
Inventories, net................................  1,544   2,928      3,331
                                                 ======  ======      =====

8. MACHINERY, EQUIPMENT AND CAPITAL LEASES

Machinery, equipment and capital leases comprised:

                                                   DECEMBER 31,
                                                   -------------  SEPTEMBER 30,
                                                   1996    1997       1998
                                                   -----  ------  -------------
                                                   $'000  $'000       $'000
                                                                   (UNAUDITED)
Machinery and equipment:
  Machinery and tools............................. 1,170     769      1,822
  Leasehold improvements..........................   899   1,033      1,158
  Furniture and office equipment..................   330     455        726
  Motor vehicles..................................    19      21         54
Capital leases:
  Machinery and tools............................. 1,060   2,412      3,057
  Motor vehicle...................................   --      --          32
  Furniture and office equipment..................   --       14         18
                                                   -----  ------     ------
Cost.............................................. 3,478   4,704      6,867
Less: Accumulated depreciation
  Machinery and equipment.........................  (863) (1,066)    (1,325)
  Capital leases..................................  (217)   (483)      (688)
                                                   -----  ------     ------
Machinery, equipment and capital leases, net...... 2,398   3,155      4,854
                                                   =====  ======     ======

9. LONG-TERM INVESTMENT

Long-term investment represented a 9.6% interest in Target Vision Inc. (a company incorporated in the State of Delaware, United States of America), which was principally engaged in the trading of communication systems. The carrying cost of the long-term investment represented:

                                                 DECEMBER 31,
                                                 ---------------   SEPTEMBER 30,
                                                  1996     1997        1998
                                                 ------   ------   -------------
                                                 $'000    $'000        $'000
                                                                    (UNAUDITED)
Long-term investment............................    685      685        685
Less: Write down of investment cost.............   (684)    (684)      (684)
                                                 ------   ------       ----
Long-term investment, net.......................      1        1          1
                                                 ======   ======       ====

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

The carrying cost of the long-term investment approximated its market value.

10. GOODWILL

                                                  DECEMBER 31,
                                                  --------------   SEPTEMBER 30,
                                                   1996    1997        1998
                                                  ------  ------   -------------
                                                  $'000   $'000        $'000
                                                                    (UNAUDITED)
Goodwill.........................................    472     949        949
Less: Accumulated amortization...................    (77)   (139)      (209)
                                                   -----  ------       ----
Goodwill, net....................................    395     810        740
                                                   =====  ======       ====


11. SHORT-TERM BANK BORROWINGS

Short-term bank borrowings comprised:

                                                    DECEMBER 31,
                                                    -------------- SEPTEMBER 30,
                                                     1996   1997       1998
                                                    ------ ------- -------------
                                                    $'000  $'000       $'000
                                                                    (UNAUDITED)
Overdrafts.........................................     25     --        --
Short-term loans...................................    452     908       972
Import trust receipts loans........................    305     382       531
                                                     ----- -------     -----
                                                       782   1,290     1,503
                                                     ===== =======     =====

Short-term bank borrowings are denominated in Hong Kong dollars and bear interest at the Hong Kong prime lending rate plus 1.5% to 4.3%, which ranged from 11.0% to 13.8% per annum as of December 31, 1997; and at the Hong Kong prime lending rate plus 1.5% to 4.3% or the United States prime lending rate plus 2.3%, which ranged from 10.8% to 14.3% per annum as of September 30, 1998. They are collaterized by the Group's bank deposits of approximately $72,000 and $472,000 as of December 31, 1997 and September 30, 1998, respectively, personal guarantees provided by Mr. Leo Sheck-Pui Kwok and Mr. Carl Ka-Wing Tong, mortgage over real estate property owned by Mr. Carl Ka-Wing Tong, corporate guarantee provided by Acma Strategic Holdings Limited, and a standby letter of credit issued by Acma Ltd. (see Note 19). They were drawn for working capital purposes and are renewable with the consent of the relevant banks.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

Supplemental information with respect to short-term bank borrowings for the year ended December 31, 1997 and nine months ended September 30, 1998 are as follows:

                                                        WEIGHTED
                                 MAXIMUM     AVERAGE     AVERAGE     WEIGHTED
                                 AMOUNT      AMOUNT     INTEREST      AVERAGE
                               OUTSTANDING OUTSTANDING RATE AT THE INTEREST RATE
                               DURING THE  DURING THE    END OF     DURING THE
                               YEAR/PERIOD YEAR/PERIOD YEAR/PERIOD  YEAR/PERIOD
                               ----------- ----------- ----------- -------------
                                  $'000       $'000
 YEAR ENDED DECEMBER 31, 1997
 ----------------------------
 Overdrafts..................       111          17       12.5%        12.1%
                                  =====       =====       ====         ====
 Short-term loans............       908         686       10.7%        10.1%
                                  =====       =====       ====         ====
 Import trust receipts
  loans......................       448         291       12.5%        11.9%
                                  =====       =====       ====         ====
 NINE MONTHS ENDED SEPTEMBER
     30, 1998 (UNAUDITED)
 ---------------------------
 Overdrafts..................        49           8        0.0%        14.2%
                                  =====       =====       ====         ====
 Short-term loans............     1,427       1,113       11.5%        11.6%
                                  =====       =====       ====         ====
 Import trust receipts
  loans......................       531         378       11.7%        11.8%
                                  =====       =====       ====         ====

12. CAPITAL LEASE OBLIGATIONS

Future minimum lease payments under capital leases, together with the present value of the minimum lease payments, are:

                                                    DECEMBER 31,
                                                    --------------  SEPTEMBER 30,
                                                     1996    1997       1998
                                                    ------  ------  -------------
                                                    $'000   $'000       $'000
                                                                     (UNAUDITED)
Payable during the following period
  --Within one year................................   299      830        556
  --Over one year but not exceeding two years......   211      195        398
  --Over two years but not exceeding three years...    50       91        180
                                                    -----   ------      -----
Total minimum lease payments.......................   560    1,116      1,134
Less: Amount representing interest.................   (57)     (86)      (176)
                                                    -----   ------      -----
Present value of minimum lease payments............   503    1,030        958
Less: Current portion..............................  (258)    (764)      (456)
                                                    -----   ------      -----
Non-current portion................................   245      266        502
                                                    =====   ======      =====

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

13. ACCRUED LIABILITIES

Accrued liabilities comprised:

                                                      DECEMBER
                                                         31,
                                                     ----------- SEPTEMBER 30,
                                                     1996  1997      1998
                                                     ----- ----- -------------
                                                     $'000 $'000     $'000
                                                                  (UNAUDITED)
Accruals for operating expenses
  --Salaries, wages and bonus.......................  360    575       860
  --Subcontracting charges..........................  230    463     1,004
  --Rentals.........................................   39     41        22
  --Others..........................................  214    120       248
Accruals for purchases of loose tools and
 consumables........................................   64    269       277
Accruals for purchases of machinery and tools.......  --     --        181
Others..............................................   72    111       107
                                                      ---  -----     -----
                                                      979  1,579     2,699
                                                      ===  =====     =====

14. INCOME TAXES

The Company and its subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they operate. The Company is subject to the United States federal tax at a rate of 35%. The Hong Kong subsidiaries are subject to Hong Kong profits tax at a rate of 16.5% for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997, and 16% for the nine months ended
September 30, 1998.

The contractual joint venture established in the PRC (Dongguan Chuangying Toys Factory Co., Ltd.) is subject to PRC income taxes at a rate of 33% (30% state income tax and 3% local income tax). However, the joint venture is exempted from state income tax and local income tax for two years starting from the first year of profitable operations, followed by a 50% reduction in state income tax for the next three years. The first profitable year of operations for Dongguan Chuangying Toys Factory Co., Ltd. was the year ended December 31, 1997. If the tax holiday had not existed, the Group's income tax expenses would have been increased by approximately nil, nil and $8,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and approximately $6,000 and $9,000 for the nine months ended September 30, 1997 and 1998, respectively.

Provision for income taxes comprised:

                                            YEAR ENDED     NINE MONTHS ENDED
                                           DECEMBER 31,      SEPTEMBER 30,
                                          -------------- ----------------------
                                          1995 1996 1997    1997        1998
                                          ---- ---- ---- ----------- ----------
                                                         (UNAUDITED) (UNAUDITED)
Current taxes
  --Hong Kong profits tax................  52  117   72      157        175
Deferred taxes...........................  --   37   58      (29)       184
                                          ---  ---  ---      ---        ---
                                           52  154  130      128        359
                                          ===  ===  ===      ===        ===

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

The reconciliation of the United States federal income tax rate to the effective income tax rate based on income (loss) before income taxes and minority interests stated in the consolidated statements of operations is as follows:

                                  YEAR ENDED             NINE MONTHS ENDED
                                 DECEMBER 31,              SEPTEMBER 30,
                               ---------------------   ----------------------
                               1995    1996    1997       1997        1998
                               -----   -----   -----   ----------- ----------
                                                       (UNAUDITED) (UNAUDITED)
United States federal income
 tax rate.....................  35.0 %  35.0 %  35.0 %     35.0 %     35.0 %
Non-taxable income arising
 from activities which
 qualified as offshore........  21.9 %  (6.5)%  (6.0)%    (13.9)%    (16.6)%
Non-taxable/non-deductible
 activities...................  (7.2)%  (4.8)%  (3.6)%      0.1 %     11.4 %
Tax losses not recognized..... (93.3)%  15.8 %   7.7 %     17.5 %      3.6 %
Effect of different tax rates
 in foreign jurisdictions.....  33.3 % (23.6)% (20.1)%    (20.1)%    (20.6)%
                               -----   -----   -----      -----      -----
Effective income tax rate..... (10.3)%  15.9 %  13.0 %     18.6 %     12.8 %
                               =====   =====   =====      =====      =====

Components of deferred tax assets (liabilities) as of December 31, 1996 and 1997 and September 30, 1998 are as follows:

                                                       DECEMBER
                                                          31,
                                                      ----------- SEPTEMBER 30,
                                                      1996  1997      1998
                                                      ----- ----- -------------
                                                      $'000 $'000     $'000
                                                                   (UNAUDITED)
Cumulative tax losses................................   77    42        42
Accumulated differences between taxation allowance
 and depreciation expenses of machinery and
 equipment...........................................  (76)  (99)     (305)
                                                       ---   ---      ----
Deferred taxation....................................    1   (57)     (263)
                                                       ===   ===      ====

15.REORGANIZATION EXPENSE

The reorganization expense comprised (i) the valuation of $199,000 of the 229,488 shares of common stock of the Company (after the effect of reverse stock splits and the redenominations of par value as described in Note 16) transferred from Mr. Leo Sheck-Pui Kwok, Mr. Carl Ka-Wing Tong and Acma Strategic Holdings Limited, three of the Company's stockholders, to a consultant in return for his services in connection with Company's acquisition of CML as described in Note 1 (note: These 229,488 shares are included in the 3,604,500 shares of common stock issued in connection with the Company's acquisition of CML as described in Note 1), and (ii) other professional fees for the acquisition of CML.

16.SHARE CAPITAL

During the period from January 1, 1995 (the earliest date covered by this report) to May 28, 1996, the Company had authorized share capital of 250,000,000 shares of common stock, par value $0.0001 each, and outstanding share capital of 193,745,200 shares of common stock, par value $0.0001 each. On May 29, 1996, the Company effected a one-for-one hundred reverse stock split and a redenomination of par value in share capital, resulting in 1,937,452 shares of common stock, par value $0.0001 each, outstanding. Also, on May 29, 1996, the authorized share capital of the Company was decreased from 250,000,000 shares of common stock, par value $0.0001 each, to 50,000,000 shares of common stock, par value $0.0001 each. On December 30, 1997, the Company

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES
issued 48,060,000 shares of common stock (after the one-for-one hundred reverse stock split as described above but before the one-for-ten reverse stock split and the three-for-four reverse stock split as described below), par value $0.0001 each, to the stockholders of CML in connection with its acquisition of CML as described in Note 1. On March 2, 1998, the authorized capital of the Company was increased to 60,000,000 shares of common stock, par value $0.0001 each. On March 12, 1998, the Company effected a one-for-ten reverse stock split and a redenomination of par value in share capital, resulting in 60,000,000 shares of common stock, par value $0.0001 each, authorized, and 4,999,746
shares of common stock, par value $0.0001 each, outstanding. On December   ,
1998, the Company effected a three-for-four reverse stock split and a redenomination of par value in share capital resulting in 3,749,810 shares of
common stock, par value $0.0001 each, outstanding. Also, on December   , 1998,
the authorized share capital of the Company was decreased from 60,000,000 shares of common stock, par value $0.0001 each, to 25,000,000 shares of common stock, par value $0.0001 each, and 5,000,000 shares of preferred stock, par value $0.0001 each.

The effects of the one-for-one hundred reverse stock split, the one-for-ten reverse stock split, the three-for-four reverse stock split, and the redenominations of par value in share capital have been reflected retroactively in the financial statements and all net income (loss) per common share computations.

17. OPERATING LEASE COMMITMENTS

The Group has various operating lease agreements for office, factory and staff quarters premises, which extend through 2006. Rental expenses for the years ended December 31, 1995, 1996 and 1997 were approximately $447,000, $509,000 and $602,000, respectively, and for the nine months ended September 30, 1997 and 1998 were approximately $434,000 and $522,000, respectively. Future minimum rental payments as of December 31, 1997 and September 30, 1998, under agreements classified as operating leases with non-cancellable terms, are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1997         1998
                                                      ------------ -------------
                                                         $'000         $'000
                                                                    (UNAUDITED)
Payable during the following period
  --Within one year..................................      563           621
  --Over one year but not exceeding two years........      487           538
  --Over two years but not exceeding three years.....      427           532
  --Over three years but not exceeding four years....      448           489
  --Over four years but not exceeding five years.....      390           466
  --Thereafter.......................................      977         1,318
                                                         -----         -----
                                                         3,292         3,964
                                                         =====         =====

18. RETIREMENT PLAN

The Group's employees in the PRC are all hired on a contractual basis and consequently the Group has no obligation for pension liabilities to these employees.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

From January 1, 1997, the employees in Hong Kong, after completing a probation period, may join the Group's defined contribution pension fund managed by an independent trustee. Both the Group and its Hong Kong employees make monthly contributions to the plan of 5% of the employees' basic salaries. The Hong Kong employees are entitled to receive their entire contribution together with accrued interest thereon at any time upon leaving the Group, and 100% of the Group's employer contribution and the accrued interest thereon upon retirement or leaving the Group after completing ten years of service or at a reduced scale of between 30% to 90% after completing three to nine years of service. Any forfeited contributions made by the Group and the accrued interest thereon are used to reduce future employer's contributions. The aggregate amount of the Group's employer contributions (net of forfeited contributions) for the year ended December 31, 1997 was $50,000, and for the nine months ended September 30, 1997 and 1998 were approximately $37,000 and $46,000, respectively.

The Group has no other post-retirement or post-employment benefit plans.

19. BANKING FACILITIES

As of December 31, 1997 and September 30, 1998, the Group had banking facilities of approximately $1,421,000 and $1,853,000, respectively, for overdrafts, loans and trade financing. Unused facilities as of December 31, 1997 and September 30, 1998 amounted to approximately $99,000 and $350,000, respectively. These facilities were secured by :

a Pledges of the Group's bank deposits of approximately $72,000 and $472,000 as of December 31, 1997 and September 30, 1998, respectively;

b Personal guarantees provided by Mr. Leo Sheck-Pui Kwok and Mr. Carl Ka-Wing
  Tong;

c Mortgage over real estate property owned by Mr. Carl Ka-Wing Tong;

d Corporate guarantee provided by Acma Strategic Holdings Limited; and

e A standby letter of credit issued by Acma Ltd. of approximately $388,000 as of September 30, 1998.

20. RELATED PARTY TRANSACTIONS

a The Group entered into the following transactions with related companies:

                                        YEAR ENDED          NINE MONTHS
                                       DECEMBER 31,     ENDED SEPTEMBER 30,
                                     ----------------- ----------------------
                                     1995  1996  1997     1997        1998
                                     ----- ----- ----- ----------- ----------
                                     $'000 $'000 $'000    $'000      $'000
                                                       (UNAUDITED) (UNAUDITED)
Consultancy/Management fees paid to
 Carl Tong & Associate Management
 Consultancy Limited*...............   12   --    --       --          --
Management fee paid to Acma
 Strategic Holdings Limited.........  --     88   115       79        116
Rental expenses paid to Wellholding
 Limited**..........................  --     59   --       --          --
Purchases of machinery and tools
 from Faithera Engineering Limited
 ***................................  --    --    --       --         362
                                      ===   ===   ===      ===        ===

--------
* Carl Tong & Associate Management Consultancy Limited is beneficially owned by Mr. Carl Ka-Wing Tong.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

**   Wellholding Limited is beneficially owned by Mr. Leo Sheck-Pui Kwok.

*** Faithera Engineering Limited is beneficially owned by certain minority shareholders of Mastercraft Engineering Limited.

b Details of amount due from a related company are as follows:

                                                        DECEMBER
                                                           31,
                                                       ----------- SEPTEMBER 30,
                                                       1996  1997      1998
                                                       ----- ----- -------------
                                                       $'000 $'000     $'000
                                                                    (UNAUDITED)
Mastercraft Engineering Limited.......................   41   --        --
                                                        ===   ===       ===

Mastercraft Engineering Limited is a company in which Mr. Leo Sheck-Pui Kwok and Mr. Carl Ka-Wing Tong are directors. During the year ended December 31, 1997, the Company acquired 100% equity interest in Mastercraft Engineering Limited for approximately $1,000. The amount due from the related company was unsecured, non-interest bearing and without pre-determined repayment terms.

c Details of amounts due to directors of the Company are as follows:

                                                       DECEMBER
                                                          31,
                                                      ----------- SEPTEMBER 30,
                                                      1996  1997      1998
                                                      ----- ----- -------------
                                                      $'000 $'000     $'000
                                                                   (UNAUDITED)
Mr. Leo Sheck-Pui Kwok...............................  614   612       438
Mr. Carl Ka-Wing Tong................................  265   249       232
                                                       ---   ---       ---
                                                       879   861       670
                                                       ===   ===       ===

The amounts due to directors are unsecured, non-interest bearing and without pre-determined repayment terms.

d Details of amount due to parent company are as follows:

                                                        DECEMBER
                                                           31,
                                                       ----------- SEPTEMBER 30,
                                                       1996  1997      1998
                                                       ----- ----- -------------
                                                       $'000 $'000     $'000
                                                                    (UNAUDITED)
Acma Strategic Holdings Limited.......................  --      9       --
                                                        ===   ===       ===

The amount due to the parent company was unsecured, non-interest bearing and without pre-determined repayment terms.

e As of December 31, 1997 and September 30, 1998, the Group's banking facilities were secured by personal guarantees provided by Mr. Leo Sheck-Pui Kwok and Mr. Carl Ka-Wing Tong; mortgage over real estate property owned by Mr. Carl Ka-Wing Tong; corporate guarantee provided by Acma Strategic Holdings Limited; and a standby letter of credit issued by Acma Ltd. of approximately $388,000.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

21. SEGMENTAL ANALYSIS

A NET SALES

Net sales comprised:

                                         YEAR ENDED        NINE MONTHS ENDED
                                        DECEMBER 31,         SEPTEMBER 30,
                                     ------------------- ----------------------
                                     1995   1996   1997     1997        1998
                                     ----- ------ ------ ----------- ----------
                                     $'000 $'000  $'000     $'000      $'000
                                                         (UNAUDITED) (UNAUDITED)
Sales of merchandise................ 9,648 12,358 13,438   10,692      19,720
Sales of molds......................   333  1,667  2,678    2,300       4,308
Others..............................     1     29     95       98         101
                                     ----- ------ ------   ------      ------
                                     9,982 14,054 16,211   13,090      24,129
                                     ===== ====== ======   ======      ======

A substantial portion of Group's sales are made to customers in the United States of America.

B ASSETS

Substantially all of the Group's assets are located in Hong Kong and the PRC.

C MAJOR CUSTOMERS

Details of individual customers accounting for more than 5% of the Group's sales are as follows:

                                        YEAR ENDED        NINE MONTHS ENDED
                                       DECEMBER 31,         SEPTEMBER 30,
                                      ----------------  ----------------------
                                      1995  1996  1997     1997        1998
                                      ----  ----  ----  ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
MBI Inc.............................. 80.7% 81.2% 64.2%    68.4%       37.3%
Mattel Vendor Operations Asia Ltd....   --    --  14.8%    10.0%       25.2%
Tyco Hong Kong Limited...............   --   5.1%  5.6%     7.2%         --
Drumwell Limited.....................   --   1.8%  4.2%     1.8%        4.2%
Brookfield Collectors Guild..........   --   7.7%  4.7%     7.1%        4.2%
Road Champs Ltd. ....................   --    --   3.6%     3.9%        6.5%
Hallmark Cards (Hong Kong) Ltd. .....   --    --   0.2%     0.8%        5.7%
Paul's Model Art GmbH................   --    --    --       --         6.9%
                                      ====  ====  ====     ====        ====

D MAJOR SUPPLIERS

Details of individual suppliers accounting for more than 5% of the Group's purchases are as follows:

                            YEAR ENDED        NINE MONTHS ENDED
                           DECEMBER 31,         SEPTEMBER 30,
                          ----------------  ----------------------
                          1995  1996  1997     1997        1998
                          ----  ----  ----  ----------- ----------
                                            (UNAUDITED) (UNAUDITED)
Manfield Coatings Co.,
 Ltd....................  12.6% 8.1%  9.0%      7.3%       10.9%
Genesis Off-set Printing
 Co., Ltd. .............    --  5.4%  8.5%      5.4%        9.8%
Zinamet Co., Ltd........   8.7% 2.7%  6.9%      4.8%        2.7%
Lee Kee Metal Co. Ltd...    --  0.7%  6.1%      5.8%        6.8%
                          ====  ===   ===       ===        ====

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

22. OPERATING RISKS

A COUNTRY RISK

The Group's operations are conducted in Hong Kong and the PRC. Accordingly, the Group's business, financial condition and results of operations may be influenced by the political, economic and legal environments in Hong Kong and the PRC, and by the general state of the Hong Kong and the PRC economies.

On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to the PRC, and Hong Kong became a Special Administrative Region of the PRC ("the Hong Kong SAR"). As provided in the Basic Law of the Hong Kong SAR of the PRC, the Hong Kong SAR will have full economic autonomy and its own legislative, legal and judicial systems for fifty years. The Group's management does not believe that the transfer of sovereignty over Hong Kong will have an adverse impact on the Group's financial and operating environment. There can be no assurance, however, that changes in political or other conditions will not result in such an adverse impact.

The Group's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Group's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

B DEPENDENCE ON STRATEGIC RELATIONSHIP

The Group conducts its manufacturing operations through its contractual joint venture established between the Company and a PRC party, and several subcontracting agreements entered into with certain PRC parties. The deterioration of any or all of these strategic relationships may have an adverse effect on the operations of the Group.

C CONCENTRATION OF CREDIT RISK

Concentration of accounts receivable is as follows:

                                                   DECEMBER 31,
                                                   --------------  SEPTEMBER 30,
                                                    1996    1997       1998
                                                   ------  ------  -------------
                                                                    (UNAUDITED)
Five largest accounts receivable..................   94.2%   92.1%     77.8%
                                                   ======  ======      ====

The Group performs ongoing credit evaluations of each customer's financial condition. It maintains reserves for potential credit losses and such losses in aggregate have not exceeded management's projections.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

23. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

a In March 1996, CML acquired an additional 19% equity interest in Carison Engineering Limited for cash consideration of approximately $29,000. This increase in the Group's equity interest in Carison Engineering Limited from 51% to 70% resulted in goodwill of approximately $139,000.

b In October 1997, CML acquired a 100% interest in Mastercraft Engineering Limited for a cash consideration of $1,000. Details of assets acquired and liabilities assumed were as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
                                                                       $'000
Deposits and prepayments...........................................      110
Inventories........................................................      223
Machinery, equipment and capital leases............................      361
Bank overdrafts....................................................       (3)
Short-term bank loans..............................................     (184)
Accounts payable...................................................     (162)
Accrued liabilities................................................     (161)
Due to a related company...........................................     (363)
Capital lease obligations..........................................     (297)
                                                                        ----
Net liabilities assumed as of the date of acquisition..............     (476)
Goodwill...........................................................      477
                                                                        ----
Consideration satisfied in cash....................................        1
                                                                        ====
Net cash outflow:
  Cash paid........................................................        1
                                                                        ====

c Cash paid for interest and income taxes comprised:

                                          YEAR ENDED       NINE MONTHS ENDED
                                         DECEMBER 31,        SEPTEMBER 30,
                                       ----------------- ----------------------
                                       1995  1996  1997     1997        1998
                                       ----- ----- ----- ----------- ----------
                                       $'000 $'000 $'000    $'000      $'000
                                                         (UNAUDITED) (UNAUDITED)
Interest..............................   88   140   216       54        120
                                        ===   ===   ===      ===        ===
Income taxes..........................  217    94    75       75        --
                                        ===   ===   ===      ===        ===

d Supplemental disclosure of investing activities:

During the years ended December 31, 1995, 1996 and 1997 and nine months ended September 30, 1997 and 1998, the Group entered into capital lease arrangements to purchase machinery and equipment with a capital value of approximately $318,000, $394,000, $835,000, $835,000 and $631,000, respectively.

              CREATIVE MASTER INTERNATIONAL, INC. AND SUBSIDIARIES

24.OTHER SUPPLEMENTAL INFORMATION

The following items were included in the consolidated statements of operations:

                                         YEAR ENDED          NINE MONTHS
                                        DECEMBER 31,     ENDED SEPTEMBER 30,
                                      ----------------- ----------------------
                                      1995  1996  1997     1997        1998
                                      ----- ----- ----- ----------- ----------
                                      $'000 $'000 $'000    $'000      $'000
                                                        (UNAUDITED) (UNAUDITED)
Depreciation of machinery and
 equipment
  --owned assets....................   242   275   122      109         270
  --assets held under capital
   leases...........................    78   173   347      208         203
Provision for/write-off of doubtful
 accounts...........................   --     98    15      --           17
Provision for slow-moving and
 obsolete inventories...............   --     11    84      --          --
Write-down of long-term investment..   235   449   --       --          --
Interest expenses for
  --bank overdrafts and loans.......    56    85   107      128         133
  --capital lease obligations.......    32    55   109       64          75
Operating lease rentals for rented
 premises...........................   447   509   602      434         522
Repairs and maintenance expenses....   157   251   266      200         230
Net foreign exchange (gain) loss....    20   104    47       29        (117)
                                       ===   ===   ===      ===        ====

                               INSIDE BACK COVER

                                  Top Row Left
              [Product designer using computer aided design tools
                 to make a computer design for a new product.]

                                 Top Row Right
                      [Tool making machine in operation.]

                                     Center
                           [Front view of CML No. 1.]

                                Bottom Row Left
                             [Pad printing process
       (stamping designs on a replica as part of the finishing process.)]

                                Bottom Row Right
                     [Tool polishing machine in operation.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

WE HAVE NOT, NOR HAVE ANY OF THE UNDERWRITERS AUTHORIZED ANY DEALER, SALESMAN OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANY DEALER, SALESMAN OR OTHER PERSON GIVES INFORMATION OR MAKES REPRESENTATIONS OTHER THAN THOSE CON-TAINED IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON THEM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT, NOR ARE ANY OF THE UNDER-WRITERS, SOLICITING OFFERS TO BUY THEM. THESE SECURITIES WILL NOT BE SOLD IN ANY STATE WHERE THEIR OFFER OR SALE, OR SOLICITATIONS OF OFFERS TO BUY THEM, WOULD BE UNLAWFUL PRIOR TO THEIR REGISTRATION OR QUALIFICATION UNDER THE SECU-RITIES LAWS OF SUCH STATE. INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS. EVEN IF YOU RECEIVE A COPY OF THIS PROSPEC-TUS AFTER THE DATE OF THIS PROSPECTUS, WE ARE NOT MAKING, NOR ARE ANY OF THE UNDERWRITERS, MAKING ANY REPRESENTATION ABOUT WHETHER THE INFORMATION CON-TAINED IN THIS PROSPECTUS IS CORRECT AT ANY TIME AFTER THE DATE OF THIS PRO-SPECTUS.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  14
Market Price for Common Stock and Dividend Policy........................  16
Dilution.................................................................  17
Capitalization...........................................................  18
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  32
Management...............................................................  43
Transactions Involving Officers, Directors and Principal Stockholders....  49
Principal Stockholders and Selling Stockholders..........................  51
Change in Accountants....................................................  52
Description of Capital Stock.............................................  52
Shares Eligible For Future Sale..........................................  54
Underwriting.............................................................  55
Legal Matters............................................................  58
Experts..................................................................  58
Additional Information...................................................  58
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               1,600,000 SHARES


                           [LOGO OF CREATIVE MASTER
                            INTERNATIONAL, INC.]


                                 COMMON STOCK



                               -----------------

                                  PROSPECTUS

                               -----------------

                                CRUTTENDEN ROTH
                                 INCORPORATED

                            DECEMBER   , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company intends to amend and restate its Certificate of Incorporation prior to completion of this offering. As is customary among Delaware corporations, the Company's Amended and Restated Certificate of Incorporation will eliminate the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors, except (i) for breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption; and (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company also intends to enter into indemnity agreements with each of its current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons to the maximum extent permitted under the laws of the State of Delaware, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under Delaware law.

The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for the underwriters' indemnification of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Commission, NASD and Nasdaq fees.

Securities and Exchange Commission registration fee................... $  4,520
NASD fees............................................................. $  2,216
Nasdaq listing fee.................................................... $ 20,000
Underwriters' nonaccountable expenses allowance....................... $336,000
Accounting fees and expenses.......................................... $118,000
Printing and engraving expenses....................................... $100,000
Transfer agent and registrar fees and expenses........................ $  5,000
Directors and officers insurance...................................... $ 20,000
Legal fees and legal expenses......................................... $225,000
Miscellaneous expenses................................................ $  4,264
                                                                       --------
Total................................................................. $835,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In December 1997, the Company entered into a Share Exchange Agreement with Carl Ka Wing Tong, Leo Sheck Pui Kwok and Acma Strategic Holdings Limited, all of whom reside or are domiciled outside the U.S., pursuant to which the Company issued an aggregate of 3,604,500 shares of common stock in exchange for all of the capital stock of Creative Master Limited, in Hong Kong corporation. The common stock was issued in reliance on available exemptions under U.S. federal securities laws, including Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
   1.1   Form of Underwriting Agreement.
   3.1   Form of Restated Certificate of Incorporation of the Company.*
   3.2   Bylaws of the Company.*
   4.1   Specimen Stock Certificate of the Company.*
   4.2   Form of Warrant Agreement between the Company and Cruttenden Roth
          Incorporated, including form of Representative's Warrant.*
   4.3   Forms of Irrevocable Custody Agreement and Power of Attorney.
   5.1   Opinion of Troy & Gould Professional Corporation.
  10.1   Form of Indemnification Agreement with officers and directors.*
  10.2   Share Exchange Agreement by and among Davin Enterprises, Inc., Carl
          Tong, Leo Kwok and Acma Strategic Holdings Limited dated December 15,
          1997.*
  10.3   Joint Enterprise Agreement between Creative Master Limited and
          Dongguan Heng Li Trading Company dated September 10, 1994.*
  10.4   Supplement to Joint Enterprise Agreement between Creative Master
          Limited and Dongguan Heng Li Trading Company dated April 1, 1996.*
  10.5   Processing Agreement by and between Creative Master Limited and
          Dongguan Heng Li Zhen Trading Company dated June 18, 1998.*
  10.6   [reserved]
  10.7   [reserved]
  10.8   Entrepreneur Agreement by and among Creative Master Limited, Chen Hao
          Qiang, Gan Zi Kuen and Wu Qing Su (undated).*
  10.9   Letter to extend credit facilities from Hang Seng Bank Limited to
          Creative Master Limited dated July 16, 1998.*
  10.10  Letter agreement to extend credit facilities between Hang Seng Bank
          Limited and Creative Master Limited dated June 10, 1996.*
  10.11  Letter to extend credit facilities between Banque Nationale de Paris
          Hong Kong Branch and Creative Master Limited dated April 21, 1997.*
  10.12  Letter agreement to extend credit facilities between Bank of China
          Hong Kong Branch and Creative Master Limited dated May 25, 1992.*
  10.13  Letter agreement to extend credit facilities between Commonwealth
          Finance Corporation Limited and Creative Master Limited dated
          December 20, 1997.*
  10.14  Consultancy Agreement between Creative Master Limited and Acma
          Strategic Holdings Limited dated January 19, 1996 (incorporated by reference to exhibit 10.2 of the Company's Form 10-KSB filed on
          September 2, 1998).*

--------
* Previously filed.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  10.15  Consultancy Agreement between Carl Tong & Associates Management
          Consulting Limited and Acma Strategic Holdings Limited dated January
          19, 1996 (incorporated by reference to exhibit 10.1 of the Company's
          Form 10-KSB filed on September 2, 1998).*
  10.16  Joint and Several Guarantee By Individuals or Partners in a Firm by
          and among Commonwealth Finance Corporation Limited, Carl Tong and Leo
          Kwok dated March 30, 1993.*
  10.17  Guarantee to be Given by an Individual by and between Commonwealth
          Finance Corporation Limited and Carl Tong dated March 30, 1993.*
  10.18  Guarantee to be Given by an Individual by and between Commonwealth
          Finance Corporation Limited and Leo Kwok dated March 30, 1993.*
  10.19  Creative Master Limited Defined Contribution Scheme Rules effective
          January 1, 1997.*
  10.20  Hang Seng Pooled Provident Plan Defined Contribution Policy by and
          between Excel Master Limited and Hang Seng Life Limited effective
          January 1, 1997; and Excel Master Limited Defined Contribution Scheme
          Rules.*
  10.21  Hang Seng Pooled Provident Plan Defined Contribution Policy by and
          between Carison Limited and Hang Seng Life Limited effective January
          1, 1997; and Carison Limited Defined Contribution Scheme Rules.*
  10.22  Service Agreement by and between Creative Master Limited and Leo Sheck
          Pui Kwok dated January  , 1996.*
  10.23  Factory and dormitory leases for CML No. 1.*
  10.24  Factory and dormitory leases for CML No. 2.*
  10.25  Factory and dormitory leases for CML No. 3.*
  10.26  Factory and dormitory leases for CML No. 4.*
  10.27  Factory and dormitory leases for CML No. 5.*
  10.28  Consulting Agreement between Henry Hai-Lin Hu, Business Plus
          Consultants Limited and the Company dated August 18, 1998.*
  10.29  [reserved]
  10.30  Import Material & Processing Agreement between Dongguang Process
          Assembly Servicing Company and the Company dated November 10, 1995.*
  10.31  Lease of Unit B, Casey Industrial Building, Kowloon, Hong Kong between
          Creative Master Limited and Fortune Wind Investments Limited dated
          April 3, 1997.*
  10.32  Lease of Unit A1, Casey Industrial Building, Kowloon, Hong Kong
          between Excel Master limited and Fortune Wind Investments Limited.*
  10.33  Lease of Unit A2, Casey Industrial Building, Kowloon, Hong Kong
          between Creative Master Limited and Fortune Wind Investments
          Limited.*
  10.34  Loan Agreement dated January 31, 1996 between Carl Tong and Leo Sheck
          Pui Kwok as lenders and Creative Master Limited as borrower in the aggregate amount of H.K. $1,000,000.*
  10.35  Loan Agreement dated April 18, 1995 between Carl Tong and Sheck Pui
          Kwok as lenders and Creative Master Limited as borrower in the aggregate amount of H.K. $2,000,000.*
  10.36  Promissory Note, dated as of October 1, 1998, in the principal amount of $227,118 from Creative Master Limited in favor of Carl Ka Wing
          Tong.*
  10.37  Promissory Note, dated as of October 1, 1998, in the principal amount of $493,889 from Creative Master Limited to Leo Sheck Pui Kwok.*

--------
* Previously filed.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  10.38  Lease of apartment from Wellholding Limited by Creative Master Limited dated January 2, 1996.*
  10.39  Creative Master International, Inc. 1998 Stock Option Plan and Form of
          Notice of Grant of Option under 1998 Stock Option Plan.*
  10.40  Standby Letter of Credit of Acma Ltd.*
  10.41  Guarantee of Carl Tong to Banque Nationale de Paris in favor of
          Creative Master Limited dated June 13, 1990.*
  10.42  Guarantee of Leo Kwok to Banque Nationale de Paris in favor of
          Creative Master Limited dated June 13, 1990.*
  10.43  Deed of Guarantee of Carl Tong and Leo Kwok to Bank of China in favor of Creative Master Limited.*
  10.44  Guarantee to be Given by a Limited Company by and between Commonwealth
          Finance Corporation Limited and Acma Strategic Holdings Limited dated
          July 14, 1997.*
  16     Letter re: Change in Certifying Accountant (incorporated by reference to exhibit 16 of the Company's Form 8-K dated April 30, 1998).
  21.1   List of Subsidiaries.*
  23.1   Consent of Arthur Andersen & Co. (incorporated by reference to Page
          II-7).
  23.2   Consent of Troy & Gould Professional Corporation (included in Exhibit
          5.1).
  23.3   Consent of The Fada Law Firm.*
  23.4   Consent of Angela Wang & Co.*
  24     Power of Attorney.*
  27     Financial Data Schedule.*

--------
* Previously filed.

  (b) Financial Statement Schedules

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kowloon, Hong Kong, on the 10th day of December, 1998.

                                          By: /s/ Carl Ka Wing Tong
                                             __________________________________
                                             NAME: CARL KA WING TONG
                                             TITLE: PRESIDENT AND CHIEF
                                             EXECUTIVE OFFICER

In accordance with the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

              SIGNATURE                         CAPACITY                 DATE
              ---------                         --------                 ----

        /s/ Carl Ka Wing Tong          Chairman of the Board,      December 10, 1998
______________________________________  President, Chief
            CARL KA WING TONG           Executive Officer
                                        (principal executive
                                        officer) and Chief
                                        Financial Officer
                                        (principal financial
                                        officer)

           /s/ John Rempel             Chief Financial Officer     December 10, 1998
______________________________________  (principal financial and
               JOHN REMPEL              accounting officer)


                  *                    Director and Chief          December 10, 1998
______________________________________  Operating Officer
            LEO SHECK PUI KWOK

                  *                    Director                    December 10, 1998
______________________________________
              CHOU KONG SENG

                  *                    Senior Vice-President and   December 10, 1998
______________________________________  Controller
              SHING KAM MING


     /s/ Carl Ka Wing Tong
*By: ____________________________
         CARL KA WING TONG
         Attorney-in-Fact

                      [Letterhead of Arthur Andersen]

December 10, 1998

The Directors
Creative Master International, Inc.
8/F., Casey Industrial Building
18 Bedford Road
Taikoktsui
Kowloon
Hong Kong

Dear Sirs,

As independent public accountants, we hereby consent to the use of our reports, and to all references to our Firm included in or made a part of this Registration Statement on Form SB-2. (Number: 333-65929).

Very truly yours,

/s/ Arthur Andersen & Co.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
   1.1   Form of Underwriting Agreement.
   3.1   Form of Restated Certificate of Incorporation of the Company.*
   3.2   Bylaws of the Company.*
   4.1   Specimen Stock Certificate of the Company.*
   4.2   Form of Warrant Agreement between the Company and Cruttenden Roth
          Incorporated, including form of Representative's Warrant.*
   4.3   Forms of Irrevocable Custody Agreement and Power of Attorney.
   5.1   Opinion of Troy & Gould Professional Corporation.
  10.1   Form of Indemnification Agreement with officers and directors.*
  10.2   Share Exchange Agreement by and among Davin Enterprises, Inc., Carl
          Tong, Leo Kwok and Acma Strategic Holdings Limited dated December 15,
          1997.*
  10.3   Joint Enterprise Agreement between Creative Master Limited and
          Dongguan Heng Li Trading Company dated September 10, 1994.*
  10.4   Supplement to Joint Enterprise Agreement between Creative Master
          Limited and Dongguan Heng Li Trading Company dated April 1, 1996.*
  10.5   Processing Agreement by and between Creative Master Limited and
          Dongguan Heng Li Zhen Trading Company dated June 18, 1998.*
  10.6   [reserved]
  10.7   [reserved]
  10.8   Entrepreneur Agreement by and among Creative Master Limited, Chen Hao
          Qiang, Gan Zi Kuen and Wu Qing Su (undated).*
  10.9   Letter to extend credit facilities from Hang Seng Bank Limited to
          Creative Master Limited dated July 16, 1998.*
  10.10  Letter agreement to extend credit facilities between Hang Seng Bank
          Limited and Creative Master Limited dated June 10, 1996.*
  10.11  Letter to extend credit facilities between Banque Nationale de Paris
          Hong Kong Branch and Creative Master Limited dated April 21, 1997.*
  10.12  Letter agreement to extend credit facilities between Bank of China
          Hong Kong Branch and Creative Master Limited dated May 25, 1992.*
  10.13  Letter agreement to extend credit facilities between Commonwealth
          Finance Corporation Limited and Creative Master Limited dated
          December 20, 1997.*
  10.14  Consultancy Agreement between Creative Master Limited and Acma
          Strategic Holdings Limited dated January 19, 1996 (incorporated by reference to exhibit 10.2 of the Company's Form 10-KSB filed on
          September 2, 1998).*

--------
* Previously filed.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  10.15  Consultancy Agreement between Carl Tong & Associates Management
          Consulting Limited and Acma Strategic Holdings Limited dated January
          19, 1996 (incorporated by reference to exhibit 10.1 of the Company's
          Form 10-KSB filed on September 2, 1998).*
  10.16  Joint and Several Guarantee By Individuals or Partners in a Firm by
          and among Commonwealth Finance Corporation Limited, Carl Tong and Leo
          Kwok dated March 30, 1993.*
  10.17  Guarantee to be Given by an Individual by and between Commonwealth
          Finance Corporation Limited and Carl Tong dated March 30, 1993.*
  10.18  Guarantee to be Given by an Individual by and between Commonwealth
          Finance Corporation Limited and Leo Kwok dated March 30, 1993.*
  10.19  Creative Master Limited Defined Contribution Scheme Rules effective
          January 1, 1997.*
  10.20  Hang Seng Pooled Provident Plan Defined Contribution Policy by and
          between Excel Master Limited and Hang Seng Life Limited effective
          January 1, 1997; and Excel Master Limited Defined Contribution Scheme
          Rules.*
  10.21  Hang Seng Pooled Provident Plan Defined Contribution Policy by and
          between Carison Limited and Hang Seng Life Limited effective January
          1, 1997; and Carison Limited Defined Contribution Scheme Rules.*
  10.22  Service Agreement by and between Creative Master Limited and Leo Sheck
          Pui Kwok dated January  , 1996.*
  10.23  Factory and dormitory leases for CML No. 1.*
  10.24  Factory and dormitory leases for CML No. 2.*
  10.25  Factory and dormitory leases for CML No. 3.*
  10.26  Factory and dormitory leases for CML No. 4.*
  10.27  Factory and dormitory leases for CML No. 5.*
  10.28  Consulting Agreement between Henry Hai-Lin Hu, Business Plus
          Consultants Limited and the Company dated August 18, 1998.*
  10.29  [reserved]
  10.30  Import Material & Processing Agreement between Dongguang Process
          Assembly Servicing Company and the Company dated November 10, 1995.*
  10.31  Lease of Unit B, Casey Industrial Building, Kowloon, Hong Kong between
          Creative Master Limited and Fortune Wind Investments Limited dated
          April 3, 1997.*
  10.32  Lease of Unit A1, Casey Industrial Building, Kowloon, Hong Kong
          between Excel Master limited and Fortune Wind Investments Limited.*
  10.33  Lease of Unit A2, Casey Industrial Building, Kowloon, Hong Kong
          between Creative Master Limited and Fortune Wind Investments
          Limited.*
  10.34  Loan Agreement dated January 31, 1996 between Carl Tong and Leo Sheck
          Pui Kwok as lenders and Creative Master Limited as borrower in the aggregate amount of H.K. $1,000,000.*
  10.35  Loan Agreement dated April 18, 1995 between Carl Tong and Sheck Pui
          Kwok as lenders and Creative Master Limited as borrower in the aggregate amount of H.K. $2,000,000.*
  10.36  Promissory Note, dated as of October 1, 1998, in the principal amount of $227,118 from Creative Master Limited in favor of Carl Ka Wing
          Tong.*
  10.37  Promissory Note, dated as of October 1, 1998, in the principal amount of $493,889 from Creative Master Limited to Leo Sheck Pui Kwok.*

--------
* Previously filed.

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  10.38  Lease of apartment from Wellholding Limited by Creative Master Limited dated January 2, 1996.*
  10.39  Creative Master International, Inc. 1998 Stock Option Plan and Form of
          Notice of Grant of Option under 1998 Stock Option Plan.*
  10.40  Standby Letter of Credit of Acma Ltd.*
  10.41  Guarantee of Carl Tong to Banque Nationale de Paris in favor of
          Creative Master Limited dated June 13, 1990.*
  10.42  Guarantee of Leo Kwok to Banque Nationale de Paris in favor of
          Creative Master Limited dated June 13, 1990.*
  10.43  Deed of Guarantee of Carl Tong and Leo Kwok to Bank of China in favor of Creative Master Limited.*
  10.44  Guarantee to be Given by a Limited Company by and between Commonwealth
          Finance Corporation Limited and Acma Strategic Holdings Limited dated
          July 14, 1997.*
  16     Letter re: Change in Certifying Accountant (incorporated by reference to exhibit 16 of the Company's Form 8-K dated April 30, 1998).
  21.1   List of Subsidiaries.*
  23.1   Consent of Arthur Andersen & Co. (incorporated by reference to Page
          II-7).
  23.2   Consent of Troy & Gould Professional Corporation (included in Exhibit
          5.1).
  23.3   Consent of The Fada Law Firm.*
  23.4   Consent of Angela Wang & Co.*
  24     Power of Attorney.*
  27     Financial Data Schedule.*

--------
* Previously filed.